VVC DEF 14A 5/23/2013

Section 1: DEF 14A (DEFINITIVE PROXY STATEMENT)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VECTREN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VECTREN CORPORATION
One Vectren Square
211 N.W. Riverside Drive
Evansville, Indiana 47708-1251

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2013

TO THE SHAREHOLDERS OF VECTREN CORPORATION:

You are invited to attend our 2013 annual meeting of shareholders on Thursday, May 23, 2013, at 10:00 a.m. (Central Daylight Time). The meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. The items of business are:

1.	The election of all directors;
2.	To approve a non-binding advisory resolution approving the compensation of our named executive officers;
3.	The ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for Vectren for 2013;
4.
A shareholder proposal by the Utility Workers Union of America regarding the separation of the roles of chair of the board of directors and chief executive officer, which the board of directors OPPOSES; and

5.	The consideration of any other business that is properly brought before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 15, 2013 are entitled to vote at the meeting and any postponement or adjournment of the meeting. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we have elected to deliver our proxy materials to many of our shareholders over the Internet. On March 25, 2013, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2012 annual report to shareholders. Shareholders who did not receive the Notice of Internet Availability will receive a copy of the proxy statement and annual report by mail. Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares by telephone at 1-800-560-1965 or on the Internet at www.eproxy.com/vvc. If you received a copy of the proxy by mail, you may vote by returning the enclosed proxy in the accompanying self-addressed envelope.

If your shares are held by your bank, broker or nominee, please review the voting options provided on your voter instruction form and act accordingly. As required by federal law, absent your vote, your broker, bank or nominee is not permitted to use its own discretion to vote your shares on Items 1, 2 and 4. For your vote to be counted, you will need to communicate your voting decisions on these matters to your bank, broker or nominee.

You may also vote in person at the annual meeting. You can revoke your proxy at any time before it is exercised.

By order of the Board of Directors,
VECTREN CORPORATION

By: RONALD E. CHRISTIAN
Executive Vice President, Chief Legal and External
Affairs Officer and Secretary
Evansville, Indiana
March 25, 2013

LOCATION OF MAY 23, 2013
ANNUAL SHAREHOLDERS’ MEETING

Vectren Corporation
One Vectren Square
211 N.W. Riverside Drive
Evansville, IN 47708-1251

Parking for shareholders will be provided in the parking lot for Vectren Corporation at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

Your Vote Is Important

Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares via a toll-free number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You may revoke your proxy prior to or at the meeting and vote in person if you wish. If your shares are held by a broker, bank or nominee, it is important that they receive your voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2013
Annual Meeting of Shareholders to be Held on
May 23, 2013
10:00 a.m. (CDT)

Our proxy statement for the 2013 annual meeting of shareholders and our annual report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.vectren.com.

TABLE OF CONTENTS

Proxy Statement	1
Solicitations of Proxies	1
Purposes of Meeting	2
Voting Securities	2

Item 1. Election of Directors	2
Nominee Biographies	3

Other Executive Officers	6

Common Stock Ownership by Directors and Executive Officers	7

Ownership of Vectren Stock	8
Securities Owned by Certain Beneficial Owners	8

Related Person Transactions	9
Review and Approval Policies and Procedures	9

Corporate Governance and Meetings and Committees of the Board of Directors	9
Director Independence	9
Nomination of Directors by Shareholders	10
Board Leadership Structure	11
Board’s Role in Risk Oversight	11
Board Meetings	12
Director Compensation	13
2012 Director Compensation Table	14

Report of the Nominating and Corporate Governance Committee	15
Scope of Responsibilities	16
2012 Accomplishments	16
Share Ownership Policy	19
Annual Committee Charter Review and Performance Evaluation	20
Director Independence Standards	20
Selection and Evaluation of Director Candidates	21
Commitment	21

Report of the Corporate Affairs Committee	21
Scope of Responsibilities	22
2012 Accomplishments	22
Annual Committee Charter Review and Performance Evaluation	23
Commitment	23

Report of the Audit and Risk Management Committee	23
Scope of Responsibilities	24
2012 Accomplishments	24
Corporate Code of Conduct	25
Risk Management	25
Sarbanes-Oxley Section 404 Compliance	25
Delineation of Responsibilities Between Management, the Independent Registered Public Accounting Firm, and the Audit Committee	25
2012 Form 10-K	26
Reappointment of Deloitte & Touche LLP	26
Annual Committee Charter Review and Performance Evaluation	26
Commitment	27

i

Report of the Finance Committee	27
Scope of Responsibilities	27
2012 Accomplishments	27
Annual Committee Charter Review and Performance Evaluation	28
Commitment	28

Executive Compensation and Other Information	28
Report of the Compensation and Benefits Committee	28
Compensation and Benefits Committee	28
Role of Board Chair, President and Chief Executive Officer in Compensation Process	29
Share Ownership Policy	30
Compensation Consultant	30
Recoupment or Clawback Policy	31
Oversight of Company Benefit Plans	31
Employment Agreements	32
Perquisites	32
Company’s Human Resource Advisory Committee	32
Regulatory Updates and Governance Practices	32
Deductibility of Executive Compensation	33
Annual Committee Charter Review and Performance Evaluation	33
Compensation and Benefits Committee Report	33
Commitment	33

Compensation Discussion and Analysis	34
Forward-Looking Statements	34
Executive Summary	34
Objectives of Vectren’s Compensation Programs	35
Executive Compensation Strategy and Process	36
Material Differences in Compensation Policies for Individual Executive Officers	37
Monitoring of the Company’s Pay Practices	37
Shareholder Say-on-Pay Votes	38
Compensation Consultant	38
Role of Management in the Compensation Process	39
Elements of Vectren’s Compensation	39
Base Salary	39
Annual Incentive Compensation	39
Long-Term Incentive Compensation	41
Realized Compensation	44
2012 Realized Compensation Table	45
2012 Summary Compensation Table	46
2012 Grants of Plan-Based Awards Table	47
2012 Option Exercises and Stock Vested Table	48
2012 Outstanding Equity Awards at Fiscal Year-End Table	49

Retirement Benefit Plans	50
2012 Pension Benefits Table	51
Non-Bargaining Retirement Plan	51
Nonqualified Defined Benefit Restoration Plan	52
Unfunded Supplemental Retirement Plan	52

Executive Insurance Benefits	53

Employment and Termination Benefits Agreements	53

Nonqualified Deferred Compensation	54
2012 Nonqualified Deferred Compensation Table	54

Potential Payments Upon Termination or Change-in-Control	55

Compensation Risk Assessment	63

Item 2. Non-Binding Proposal to Approve the Compensation of Our Named Executive Officers	64

Item 3. Ratification of Reappointment of Independent Registered Public Accounting Firm	65

Independent Registered Public Accounting Firm of the Company	65

Audit and Non-Audit Fees	66
Changes in and Disagreements with Auditors on Accounting and Financial Disclosure	66

Item 4. A Shareholder Proposal Regarding Independent Chair of the Board of Directors, Which the Board of Directors Opposes	66
Shareholder Proposal	67
Supporting Statement	67
Board of Directors’ Statement in Opposition to the Proposal to Require an Independent Board Chair	68

Cost and Method of Solicitation	69

Annual Report	69

Revocation Rights	69

Section 16(a) Beneficial Ownership Reporting Compliance	69

Shareholder Proposals for 2014 Annual Meeting	70

APPENDIX A—Director Qualifications	A-1

APPENDIX B—Qualifications for Continued Service, Retirement	B-1

COMMUNICATIONS TO DIRECTORS

Our Corporate Governance Guidelines provide that the independent members of the Board of Directors of Vectren Corporation (“Board”) elect from the non-management directors a “Lead” director whose primary responsibilities, including serving as chair of executive sessions of the non-employee and independent directors, are set forth in the Corporate Governance Guidelines. The guidelines are posted on our website at www.vectren.com. Those guidelines provide that the Lead director is the chair of the Nominating and Corporate Governance Committee (“Governance Committee”). The Lead director is J. Timothy McGinley.

The Audit and Risk Management Committee (“Audit Committee”) is responsible for, among other things, establishing, reviewing and updating a code of ethical conduct and ensuring that management has established a system to enforce this code. The code is posted on our website at www.vectren.com and is titled the Corporate Code of Conduct. The code applies to employees, officers and all directors, including non-employee directors. The Audit Committee also ensures that Vectren Corporation implements and follows necessary and appropriate financial reporting processes. The chair of the Audit Committee is Michael L. Smith.

Shareholders and other parties interested in communicating directly with the Lead director, chair of the Audit Committee or with the non-employee directors as a group may contact them by writing to:

Lead Director, Audit Committee Chair, or Non-Employee Directors
Vectren Corporation
P. O. Box 3144
Evansville, IN 47731-3144

Interested parties may also contact our one director who is also a member of management by writing to the address below and directing the communication to the chair, president and chief executive officer (“CEO”).

Vectren Corporation
One Vectren Square
Evansville, IN 47708

ACCESS TO INFORMATION

We make available copies of our Corporate Code of Conduct (which is applicable to all of our employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the Board), our Corporate Governance Guidelines and all committee charters free of charge through our website at www.vectren.com, or by request, directed to Vectren Corporation Shareholder Services at the mailing address, phone number or email address that follow:

Mailing Address:	Phone Number:	Investor Relations Contact:
Vectren Shareholder Services	1-800-227-8625	Robert L. Goocher
One Vectren Square		Treasurer and Vice President –
Evansville, Indiana 47708		Investor Relations
vvcir@vectren.com

VECTREN CORPORATION
One Vectren Square
211 N.W. Riverside Drive
Evansville, Indiana 47708-1251
(812) 491-4000

PROXY STATEMENT

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Vectren Corporation (the “Company” or “Vectren”). The proxy will be used at the annual meeting of shareholders to be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Thursday, May 23, 2013, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. Under the SEC rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to many of our shareholders over the Internet. This delivery process will allow us to provide these shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 25, 2013, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement and 2012 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. On March 25, 2013, we also first mailed this proxy statement and the enclosed proxy card to shareholders who will not receive the Notice.

Further, the SEC rules permit us to deliver a single Notice or annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and conserves natural resources and can result in significant cost savings. To take advantage of this opportunity we have delivered only a single Notice or set of annual meeting materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice or annual meeting materials, contact Vectren Corporation Shareholder Services Department by telephone at (800) 227-8625 or by e-mail at vvcir@vectren.com and we will promptly deliver the copies to you. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or annual meeting materials, contact Vectren Corporation Shareholder Services Department at the above telephone number or email address.

SOLICITATIONS OF PROXIES

The Board solicits your proxy for use at the meeting. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the annual meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by the Board. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the secretary of the Company received prior to the time of the meeting or in person at the meeting.

If you are a participant in our automatic dividend reinvestment and stock purchase plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the plan administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you may instruct your broker, bank or other nominee to vote your shares by following instructions that the broker, bank or nominee provides for you. Most brokers offer voting by mail, telephone and on the Internet.

If you do not give instructions, one of two things can happen depending on the type of proposal. For the proposal regarding the reappointment of our independent registered public accounting firm, the broker may vote your shares at its discretion. For all other proposals on our ballot this year, the broker, unless you have provided them with instructions, will not vote your shares. When that happens, it is called a “broker non-vote.”We urge you to exercise your right to vote.

PURPOSES OF MEETING

As of this date, the only known business to be presented at the 2013 annual meeting of shareholders is (1) the election of directors of the Company to serve for a term of one year or until their successors are duly qualified and elected, (2) the approval of a non-binding advisory resolution approving the compensation of our named executive officers, (3) the ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2013 and (4) a shareholder proposal by the Utility Workers Union of America regarding the separation of the roles of chair of the board of directors and chief executive officer, which the Board OPPOSES. The enclosed proxy authorizes the proxy holders to vote on these matters and on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to whether they are abstentions or broker non-votes as to any particular item.

VOTING SECURITIES

As of March 15, 2013, we had one class of capital stock outstanding, consisting of 82,261,871 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears and votes at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 15, 2013 will be entitled to vote at the meeting or at any adjournment of the meeting.

ITEM 1. ELECTION OF DIRECTORS

Our Board currently consists of one class of 11 directors. The Board recommends that the nominees listed below, all of whom are currently serving as directors, be reelected to a new one-year term. All nominees have consented to serve if elected. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director.

If the enclosed proxy is returned without specifying a vote “for” the election of directors, the Board intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of one year or until their respective successors are duly qualified and elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee is unable to serve, the proxy holders may exercise the authority granted in the enclosed proxy for the purpose of voting for a substitute nominee.

The Board has adopted a policy providing for a majority vote standard for uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (“majority withheld vote”) shall tender his or her resignation to the chair of the Governance Committee promptly following certification of the shareholder vote. The Governance Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance Committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders “withheld” votes from the director, the director’s length of service and qualifications, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance Committee and any additional information and factors the Board believes to be relevant. Promptly following the Board’s decision, we will disclose that decision (and provide a full explanation of the process by which the decision was reached) in a Form 8-K filed with the SEC.

If the Board decides to accept the director’s resignation, the Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance Committee recommendation or the Board consideration whether to accept or reject the resignation. If a majority of the members of the Governance Committee receive a majority withhold vote at the same election, then the independent directors who did not receive a majority withhold vote will appoint a Board committee consisting only of such independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Nominee Biographies

Certain information concerning the nominees of the Company is set forth below and under the caption “Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years. The nominees’ ages reported below are as of the record date, March 15, 2013.

Carl L. Chapman, age 57, was elected as chair of the Board effective May 11, 2011. He was elected to the Board in 2009 and has served as chief executive officer and president of the Company since June 2010. He served as president and chief operating officer of the Company from November 1, 2007 to May 31, 2010, as chief operating officer from August 1, 2004 to June 2010 and as executive vice president from March 31, 2000 to November 1, 2004. From March 31, 2000 until August 2004, Mr. Chapman also served as president of Vectren Enterprises, Inc. (“Vectren Enterprises”). Prior to March 31, 2000 and since 1999, Mr. Chapman served as executive vice president and chief financial officer of Indiana Energy, Inc., a predecessor of the Company (“Indiana Energy”). Mr. Chapman served as president of IGC Energy, Inc., which has been renamed Vectren Energy Marketing and Services, Inc. (“VEMS”). Mr. Chapman has been a director of Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”), and Vectren Utility Holdings, Inc. (“VUHI”) since 2004. Mr. Chapman is the chair of the board of Vectren Infrastructure Services Corporation (“VISCO”), Vectren Energy Services Corporation (“VESCO”) and Vectren Fuels, Inc., and chair of the board of representatives of ProLiance Holdings, LLC.

Mr. Chapman has been in a leadership position with the Company since its inception in 2000. His decades of energy industry experience and his current and former duties on behalf of the Company and its predecessor, Indiana Energy, have afforded him intimate knowledge of our operations and businesses. His service on the Board enables him to continue to interact directly with the other members of the Board as they make strategic decisions regarding our businesses and their future direction.

James H. DeGraffenreidt, Jr., age 59, was elected to the Board in 2010. Mr. DeGraffenreidt is the retired chair and chief executive officer of WGL Holdings, Inc. and Washington Gas Light Company, a natural gas utility serving over 1 million customers in the District of Columbia, Maryland and Virginia. He has significant experience as an attorney working on energy regulatory issues, as well as from his past service as chair of the American Gas Association and as former co-chair and board member of the Alliance to Save Energy. He is also lead director of Massachusetts Life Insurance Company and a director of Maryland State Board of Education and Harbor Bankshares Corporation, which is a public company.

As the former chief executive officer of a New York Stock Exchange listed energy company, Mr. DeGraffenreidt brings not only a utility background to the Board but also significant public company experience. His background and expertise in the energy regulatory area enables him to provide valuable insight as a member of the Board. Mr. DeGraffenreidt serves on the Company’s Audit and Risk Management Committee and the Company’s Nominating and Corporate Governance Committee.

Niel C. Ellerbrook, age 64, has been a director of Indiana Gas, Indiana Energy, SIGECO, VUHI, or the Company since 1991. He served as non-executive chair of the Board from June 2010 to May 2011 and as chair and chief executive officer of the Company from March 2000, when SIGCORP, Inc. and Indiana Energy merged to create the Company, until his retirement from the Company on May 31, 2010. Additionally, Mr. Ellerbrook served as president of the Company from May 2003 until November 2007. Prior to that time and since June 1999, Mr. Ellerbrook served as president and chief executive officer of Indiana Energy. Prior to his retirement in 2010, Mr. Ellerbrook was the chair and chief executive officer and a director of VUHI. Mr. Ellerbrook was also the chair and a director of Vectren Capital Corporation and Vectren Enterprises. He is a director and the chair of the compensation committee of Old National Bancorp, a publicly traded company. He also serves on the Board of Trustees of the University of Evansville.

Mr. Ellerbrook’s prior experience as the chief executive officer of the Company provides him with keen insight into the Company’s challenges and opportunities as well as its day-to-day operations. His decades of experience in the energy industry equip him to assist his fellow Board members in assessing issues affecting the Company’s businesses. Mr. Ellerbrook is the chair of the Company’s Finance Committee and a member of the Company’s Corporate Affairs Committee.

John D. Engelbrecht, age 61, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is the chair and president of South Central Communications Corporation, owner and operator of radio stations in Indiana, Kentucky and Tennessee and MUZAK franchises in 12 U.S. cities. Mr. Engelbrecht is also the secretary and partner of Corner Homecare, serving the home medical needs of patients throughout western Kentucky.

Mr. Engelbrecht, as the chair and president of South Central Communications, brings to our Board strong managerial and marketing experience as the owner and operator of a communications business in one of the service territories of our utility business. His entrepreneurial background is particularly useful to his service as a member of the Board regarding their consideration of the Company’s nonutility businesses. These strengths have positioned him as a valued member of the Company’s Finance Committee and chair of the Company’s Corporate Affairs Committee.

Anton H. George, age 53, has been a director of Indiana Energy or the Company since 1990. Mr. George is the principal of Vision Investments, LLC. He is the past president and chief executive officer of Hulman & Company and Indianapolis Motor Speedway Corporation. He is also director of First Financial Corporation, a public company.

Mr. George, as the principal of Vision Investments, LLC, as well as, his prior experience as the chief executive officer of Hulman & Company and Indianapolis Motor Speedway Corporation, demonstrates his leadership ability and unique insight into the challenges and opportunities of running successful businesses. His experiences have made him a valuable contributor to the Company’s Compensation and Benefits Committee and the Company’s Nominating and Corporate Governance Committee.

Martin C. Jischke, age 71, was elected to the Board in 2007. Dr. Jischke is the president emeritus of Purdue University, an institution of higher education. He is a director of Duke Realty Corporation and director and chair of the board of Wabash National Corporation, both of which are public companies.

Dr. Jischke has served in leadership positions, including president, of four major research universities, served as a director of a number of publicly-traded corporations and brings to the Board a background of science, engineering and research, as well as experience in public company governance. Dr.Jischke’s background has provided expertise to the Company’s Corporate Affairs Committee and the Company’s Compensation and Benefits Committee.

Robert G. Jones, age 56, was elected to the Board on February 2, 2011. Mr. Jones is the president and chief executive officer and a member of the board of directors of Old National Bancorp, which is a public company. He also serves as a director of the Federal Reserve Bank of St. Louis.

Mr. Jones, as the president and chief executive officer of Old National Bancorp, provides the Board with financial, business and management expertise gained through over 33 years in the areas of banking and finance. As a financial leader in the Company’s service territory, he brings strong understanding and knowledge of the markets in Indiana that Vectren serves. Mr. Jones’ expertise is utilized as a valued member of the Company’s Finance Committee and the Company’s Corporate Affairs Committee.

J. Timothy McGinley, age 72, has been a director of Indiana Energy or the Company since January 1999. As chair of the Nominating and Corporate Governance Committee of the Board, Mr. McGinley also serves as the Lead director. Mr. McGinley is the principal and founder of House Investments, Inc., a real estate investment company. He is chairman emeritus of the Board of Trustees of Purdue University after serving 20 years as a trustee and 16 years as the board chair. He was previously a director of Waterfield LLC and Bindley Western Corporation.

Mr. McGinley provides the Board with valuable financial experience and business acumen. The Board has utilized his talents as Lead director, chair of the Company’s Nominating and Corporate Governance Committee and as a member of the Company’s Finance Committee.

R. Daniel Sadlier, age 65, was elected to the Board in 2003. Mr. Sadlier is the retired president and chief executive officer of Fifth Third Bank (Western Ohio). He is thechair of the board of directors of Premier Physician Services, Inc., a privately-held company.

Mr. Sadlier, as the retired president and chief executive officer of Fifth Third Bank (Western Ohio), has nearly 30 years of senior management experience in the financial service sector and significant community involvement and representation in the Company’s Ohio footprint. Mr. Sadlier’s knowledge of Ohio is particularly helpful to his service as a member of the Board when assessing the Company’s Ohio operations. The Board has utilized his leadership skills and background in finance as resources for both the Company’s Audit and Risk Management Committee and the Company’s Compensation and Benefits Committee of which he is a member.

Michael L. Smith, age 64, was elected to the Board in 2006. In addition to the Company, Mr. Smith serves as chair of the board of hhgregg, Inc. and also as a trustee of Kite Realty Group Trust. He also serves on the audit committees of each of these companies. Mr. Smith was the executive vice president and chief financial officer of WellPoint, Inc. from 1999 until he retired on January 31, 2005. Previously, he was a director of the following publicly traded companies: Calumet Specialty Products Partners, InterMune, Inc., First Indiana Corporation (which was acquired by Marshall & Ilsley Corporation in 2008), Brightpoint, Inc. (acquired by Ingram Micro, Inc. in November 2012) and Emergency Medical Services Corporation (acquired by CDRT Acquisition Corporation in 2011). Mr. Smith also serves on the board of Hulman & Company, Lockton, Inc., LDI Ltd., LLC and Carestream Heath Services, Inc., which are private companies.

Mr. Smith, as the former executive vice president and chief financial officer of WellPoint, Inc. and current member of other public companies’ audit committees, brings to the Board a wealth of knowledge in dealing with financial and accounting matters. His experience in evaluating financial results and overseeing the financial reporting process of a large public company make him an important resource for our Board. He provides skilled advice in his role as “Financial Expert”as well as chair of the Company’s Audit and Risk Management Committee. The Board has further utilized his expertise on the Company’s Nominating and Corporate Governance Committee, of which he is a member.

Jean L. Wojtowicz, age 55, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is the president and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is also a director of First Merchants Corporation, a public company, where she serves on the audit committee and as its designated Financial Expert. Ms. Wojtowicz is also a director of American United Mutual Holding Company and First Internet Bancorp, which is a public company.

Ms. Wojtowicz is very experienced in matters of finance and entrepreneurship. Her understanding of financial strategy and her business acumen make her a valued resource in the performance of her roles as chair of the Company’s Compensation and Benefits Committee and as a member of the Company’s Audit and Risk Management Committee.

The Board of Directors Recommends a Vote “FOR”All Nominees.

OTHER EXECUTIVE OFFICERS

Other executive officers of the Company during 2012 were Jerome A. Benkert, Jr., age 54, Ronald E. Christian, age 54, William S. Doty, age 62 and John M. Bohls, age 56. All ages are as of the record date, March 15, 2013.

Mr. Benkert has served as the executive vice president, chief financial officer and president, Vectren Shared Services of the Company, since September 2010. He served as the executive vice president and chief financial officer of the Company since March 2000 and as treasurer of the Company from October 2001 to March 31, 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO, Vectren Energy Delivery of Ohio, Inc. (VEDO) and VUHI since March 31, 2000. Prior to March 31, 2000 and since October 1, 1997, he was executive vice president and chief operating officer of Indiana Energy’s administrative services company. Also, Mr. Benkert is a member of the board of representatives of ProLiance Holdings, LLC, and the board of directors of VESCO and Vectren Enterprises.

Mr. Christian has served as executive vice president, chief legal and external affairs officer, corporate secretary and president, Vectren South, since September 2010. He served as executive vice president, chief administrative officer, general counsel and corporate secretary of the Company from August 1, 2004 to September 2010 and executive vice president, general counsel and secretary of the Company from May 1, 2003 to September 2010. Prior to May 1, 2003 and since March 31, 2000, Mr. Christian served as senior vice president, general counsel and secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO, VEDO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was vice president and general counsel of Indiana Energy. Also, Mr. Christian is a member of the board of representatives of ProLiance Holdings, LLC, and a member of the board of directors of Vectren Enterprises and VISCO.

William S. Doty has served as executive vice president of utility operations and president of VUHI since May 1, 2003. Mr. Doty also served as senior vice president of energy delivery for the Company from April 2001 to May 2003. He was senior vice president of customer relationship management from January 2001 to April 2001. From January 1999 to January 2001, Mr. Doty was vice president of energy delivery for SIGECO. Mr. Doty is a member of the board of directors of Indiana Gas, SIGECO, VEDO and VUHI.

John M. Bohls has served as the president of Vectren Energy Marketing and Services, Inc., since September 2010. He also served as the president of Vectren Enterprises, Inc., from August 1, 2004 until August 31, 2010. Prior to August 31, 2004, Mr. Bohls served as the president of Vectren Energy Marketing and Services, Inc. Mr. Bohls is also a member of the board of representatives of ProLiance Holdings, LLC.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the chief executive officer, the four additional named executive officers, and all directors and named executive officers as a group, as of January 31, 2013. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

	Beneficial
Name of Individuals or Identity of Group	Ownership (1)

Carl L. Chapman	105,164	(2)(3)(4)
James H. DeGraffenreidt, Jr.	6,328	(4)
Niel C. Ellerbrook	215,608	(3)(4)(5)
John D. Engelbrecht	11,801	(4)
Anton H. George	16,936	(4)(6)
Martin C. Jischke	1,000	(2)(4)
Robert G. Jones	1,211	(2)(4)
J. Timothy McGinley	17,684	(2)(3)(4)
R. Daniel Sadlier	585	(2)(4)
Michael L. Smith	6,644	(2)(4)
Jean L. Wojtowicz	13,401	(2)(3)(4)
Jerome A. Benkert, Jr.	73,695	(2)(3)(4)
Ronald E. Christian	51,505	(2)(3)(4)
William S. Doty	23,982	(2)(3)(4)(7)
John M. Bohls	33,997	(2)(3)(4)
All Directors and Named Executive Officers as a Group (15 Persons)	579,541	(1)

(1)
No director or named executive officer owned beneficially as of January 31, 2013, more than 0.27% of the common stock of the Company. All directors and named executive officers owned beneficially an aggregate of 579,541 shares or 0.71% of common stock of the Company.

(2)
This amount does not include phantom securities held under the Company’s nonqualified deferred compensation plans, which are in the form of phantom stock units that are valued as if they were Company common stock. The phantom securities in those plans are shown below:

Name of Individuals or Identity of Group	Phantom Stock Units

Carl L. Chapman	35,268
Martin C. Jischke	9,162
Robert G. Jones	1,871
J. Timothy McGinley	3,318
R. Daniel Sadlier	35,662
Michael L. Smith	9,416
Jean L. Wojtowicz	7,162
Jerome A. Benkert, Jr.	2,934
Ronald E. Christian	39,921
William S. Doty	17,142
John M. Bohls	3,293
All Directors and Named Executive Officers as a Group	165,149

(3)	Includes shares which the named individual has the right to acquire as of January 31, 2013 pursuant to options granted under the Vectren Corporation At Risk Compensation Plan.

(4)	This amount does not include outstanding stock unit awards as of January 31, 2013.

Name of Individuals or Identity of Group	Stock Unit Awards

Carl L. Chapman	202,533
James H. DeGraffenreidt	1,761
Niel C. Ellerbrook	1,761
John D. Engelbrecht	1,761
Anton H. George	1,761
Martin C. Jischke	1,761
Robert G. Jones	1,761
J. Timothy McGinley	1,761
R. Daniel Sadlier	1,761
Michael L. Smith	1,761
Jean L. Wojtowicz	1,761
Jerome A. Benkert, Jr.	91,989
Ronald E. Christian	72,164
William S. Doty	63,123
John M. Bohls	54,869
All Directors and Named Executive Officers as a Group	502,288

(5)
Includes 45,000 shares held by the Niel & Karen Ellerbrook Family Foundation, for which he is a director. Mr. Ellerbrook has shared voting power and shared investment power over the shares held by the foundation.

(6)	This amount does not include any shares held by certain charitable organizations and other corporations with which Mr. George is associated and to which he disclaims beneficial ownership.

(7)	Includes shares held by spouse, jointly with spouse or as custodian for a minor.

OWNERSHIP OF VECTREN STOCK

Securities Owned by Certain Beneficial Owners

According to information filed with the SEC, the following shareholders were beneficial owners of more than 5 percent of our common stock as of December 31, 2012.

	Shares of Common
	Stock Beneficially
Name and Address of Beneficial Owner	Owned	Percent of Class

The Vanguard Group(1)	5,496,380	6.69%
100 Van guard Blvd.
Malvern, PA 19355
State Street Corporation(2)	4,450,291	5.40%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
BlackRock, Inc.(3)	4,431,842	5.40%
40 East 52nd Street
New York, NY 10022

(1)
Ownership based on the Schedule 13G filed by The Vanguard Group on February 12, 2013, which indicated sole voting power for 174,009 shares, sole investment power for 5,441,771 shares and shared investment power for 54,609 shares with its subsidiary, Vanguard Fiduciary Trust Company.

(2)
Ownership based on the Schedule 13G filed by State Street Corporation on February 12, 2013, which indicated shared voting power and shared investment power for all shares with the following subsidiaries: State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors, Australia Limited and State Street Global Advisors, Asia Limited.

(3)	Ownership based on the Schedule 13G/A filed by BlackRock, Inc. on February 11, 2013, which indicated sole voting power and sole investment power for all shares.

RELATED PERSON TRANSACTIONS

Review and Approval Policies and Procedures

We maintain policies, procedures, and practices for monitoring the occurrence of transactions involving the Company and our subsidiaries and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding stock) and for reviewing and approving related person transactions. Our approach to monitoring related party transactions is described in our Corporate Code of Conduct, Code of Ethics for the Board and annual disclosure practices completed by our leadership and Board members. The Corporate Code of Conduct, Code of Ethics for the Board, and related acknowledgment forms are posted in the Corporate Governance section of our website at www.vectren.com.

Our Corporate Code of Conduct directs all employees and Board members to avoid relationships and financial interests in vendors, suppliers, and contractors with whom we do business or who are seeking to do business with us. Further, our Code requires all employees owning or acquiring a financial interest in a vendor, supplier, or contractor to report such relationships to their immediate supervisor using a prescribed form. If the supervisor determines that a conflict exists, the supervisor is required to contact the appropriate executive officer and the director of Corporate Audit for resolution. Annually, we require all Board members, executive officers, other corporate officers, and key employees to complete a certification that they have read the Corporate Code of Conduct and agree to abide by it. We also annually communicate with our major vendors, suppliers, and contractors to inform them of these restrictions.

Our combined Corporate Code of Conduct and Code of Ethics for the Board require directors to promptly disclose to the chair of the Governance Committee any situation that involves, or may potentially involve, a conflict of interest. These codes also provide for the Governance Committee to review all relationships that exist between Vectren and the non-management directors other than relationships relating to the director’s service on the Board. We also obtain information from directors at least annually about any of these relationships or transactions.

In connection with the preparation of this proxy statement and the 2013 filing on Form 10-K, we distributed a director and officer questionnaire to our directors and executive officers to elicit information about, among other matters, related person transactions. Data compiled from these questionnaires is reviewed by management, our executive vice president, chief legal and external affairs officer and secretary, the Governance Committee of the Board and by the full Board. This practice is followed each year in connection with the preparation of these documents.

CORPORATE GOVERNANCE AND MEETINGS AND
COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

The Board has determined that with the exception of Mr. Ellerbrook, who is our retired chief executive officer, and Mr. Chapman, who is our chair, president and chief executive officer, all members of the Board are independent since they satisfy our Director Independence Standards. The Director Independence Standards are set forth on pages 20-21 of this proxy statement.

Nomination of Directors By Shareholders

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the Board, our By-Laws require the shareholder to deliver to or mail a notice that is received at our principal office not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder notice shall be given by the later of: (a) the close of business on the 90th day prior to the actual date of the shareholder meeting, or (b) the close of business on the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. The shareholder’s notice must set forth (i) the name and address as they appear on the corporate records of the shareholder making the nomination, (ii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (c) a description of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the nomination contained in the notice, (f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the director and/or otherwise to solicit proxies from shareholders in support of such nomination, and (g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the nomination and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In addition, such shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of our shares which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as our director.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to our Board. However, there is a framework in place for shareholders to contact the Board’s Lead director, and, as part of that process shareholders may communicate regarding any prospective candidate for membership on the Board. The criteria employed by the Governance Committee when considering all nominees to the Board are contained in our Code of By-Laws and are set forth in Appendix A.

Board Leadership Structure

In May 2011, Mr. Chapman assumed the role of Board chair and he holds the combined positions of Board chair, president and chief executive officer (CEO). Prior to that time, Mr. Ellerbrook, Mr. Chapman’s predecessor, held the position of non-executive chair since May 2010. The split of the position of Board chair from the positions of president and CEO occurred in May 2010 upon Mr. Ellerbrook’s retirement from active employment with the Company, with his last position being Board chair and CEO. As part of the succession planning process for Mr. Chapman, in 2010 the Governance Committee determined, as provided in Section 1.G of the Corporate Governance Guidelines, that providing for Mr. Ellerbrook’s continued role as non-executive Board chair would facilitate the transition of leadership to Mr. Chapman, and, so long as that the transition process occurred as envisioned by the Governance Committee and the Board, the positions of Board chair and president and CEO could ultimately be reconsolidated with Mr. Chapman assuming all of those responsibilities. Under the oversight of the Governance Committee, which actively oversaw the transition of leadership from Mr. Ellerbrook to Mr. Chapman, the Governance Committee and the Board concluded in early 2011 that this transition had successfully occurred and that Mr. Chapman was capable of assuming all of these responsibilities. Since the inception of the Company’s operations in 2000, the combination of the Board chair and CEO positions has positively served the Company’s interests because of the efficiencies of having the roles combined. Because of the Board’s confidence in Mr. Chapman’s leadership, and based upon his performance since he assumed the leadership of the Company, the Board concluded that similar efficiencies would be realized by vesting him with the responsibilities of the Board chair, in addition to the responsibilities of the CEO. By combining the performance of all of these responsibilities with Mr. Chapman, he is able to optimize his first hand knowledge of the operations of the Company, which facilitates his leadership of the Board regarding the Company’s business by allowing the Board to have the benefit of his insight and perspective regarding the affairs of the Company during its deliberations. To ensure the preservation of good governance, the Board has and will continue to maintain the position of an independent Lead director, who is elected by independent Board members, in order that when it is advisable or necessary to have the non-employee, independent directors consider matters and take action, there will be a strong, independent leader in place to facilitate those considerations and actions. As set forth in the Corporate Governance Guidelines and reflected in the practices of the Board, the Lead director’s responsibilities include the following: coordinate the activities of non-management and independent directors; preside and act as chair of Board meetings when the chair of the Board is not in attendance, including executive sessions of the independent directors; provide the chair of the Board with input as appropriate on agendas for the Board and committee meetings; approve the agenda, schedule and information sent to directors for board meetings; serve as chair of the Corporate Governance Committee; coordinate and develop the agenda for, and chair executive sessions of, the non-management directors, which are held at each meeting of the Board; facilitate communications between the chair of the Board and the other members of the Board, including communicating other members’ requests to call special meetings of the Board; authority to call additional meetings of independent directors as he/she deems appropriate; and to make himself/herself available for consultation and direct communication with major shareholders.

The Board is cognizant of the governance structure recommended by leading corporate governance firms and through the board leadership framework that has been established for the Company the Board believes that the guidance offered by those firms has been implemented.

This subject is also considered in the Company’s response in opposition to the shareholder proposal put forth by the Utility Workers Union of America, which is set forth at pages 68-69 of this proxy statement.

Board’s Role In Risk Oversight

The Board is ultimately responsible for risk oversight across the organization. That responsibility is shared by the Committees of the Board in addressing financial, compensation, reputational and governance risks with specific responsibility for reviewing management’s risk oversight function delegated to the Company’s Audit and Risk Management Committee (“Audit Committee”), as provided for in its charter. The Risk Management Committee (“RMC”), which is comprised of the chief executive officer, senior executives and other key members of management and led by the treasurer and vice president of Investor Relations, meets approximately on a biweekly basis. The RMC identifies and oversees organizational efforts to address the top strategic risks facing the Company, as well as other risks that arise during the course of operations, and ensures that risk management efforts are aligned with the Company’s strategic objectives. The types of strategic risks the RMC considers and monitors include, but are not limited to, financial, regulatory, environmental and compliance risks that could impact the business. For example, during 2012, the RMC oversaw and monitored issues relating to commodity hedging, coal mining operations, pipeline safety, cyber-security and credit risks. The Audit Committee and the full Board receive detailed reports throughout the year regarding the activities of the RMC and strategic risk management efforts within the Company. In response to those reports, the Audit Committee and the full Board may direct management to consider additional issues or provide additional information to the Audit Committee and the full Board regarding the RMC’s actions. The Audit Committee chair reports regularly to the Board regarding enterprise risk matters presented to the Audit Committee. Similarly, other Board committee chairs regularly report to the Board regarding risk matters overseen by their respective committees. An example of this is the Compensation and Benefits Committee chair reports to the Board regarding the oversight of the consideration of any risks presented by the Company’s compensation plans.

Board Meetings

The Board had nine meetings during the last fiscal year. All Board members attended 100% of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. All of the members of the Board attended last year’s annual meeting.

The members of our Board are elected to various committees. The standing committees of our Board are: the Nominating and Corporate Governance Committee, the Corporate Affairs Committee, the Audit and Risk Management Committee, the Finance Committee and the Compensation and Benefits Committee.

The members of the Nominating and Corporate Governance Committee are J. Timothy McGinley, Chair, James H. DeGraffenreidt, Jr., Anton H. George and Michael L. Smith. As chair of the Committee, Mr. McGinley is also the Company’s Lead director. Membership on the Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules. The functions of the Nominating and Corporate Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were three meetings of the committee during the past fiscal year.

The members of the Corporate Affairs Committee are John D. Engelbrecht, Chair, Niel C. Ellerbrook, Martin C. Jischke and Robert G. Jones. None of the members is an officer or employee of the Company. The functions of the Corporate Affairs Committee are described under “Report of the Corporate Affairs Committee” below. There were three meetings of the Corporate Affairs Committee during the past fiscal year.

The members of the Audit and Risk Management Committee are Michael L. Smith, Chair, James H. DeGraffenreidt, Jr., R. Daniel Sadlier and Jean L. Wojtowicz. The Board has determined that Mr. Smith is the Audit and Risk Management Committee’s designated “Financial Expert” under the SEC definition. Membership on the Audit and Risk Management Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules. The functions of the Audit and Risk Management Committee are described under “Report of the Audit and Risk Management Committee” below. There were six meetings of the Audit and Risk Management Committee during the past fiscal year.

The members of the Finance Committee are Niel C. Ellerbrook, Chair, John D. Engelbrecht, Robert G. Jones and J. Timothy McGinley. The Finance Committee acts on behalf of the Board with respect to financing activities of the Company and its subsidiaries and also in instances where the Board has delegated authority to the Finance Committee to act on behalf of the Board. The functions of the Finance Committee are described under “Report of the Finance Committee” below. There were three meetings of the Finance Committee during the past fiscal year.

The members of the Compensation and Benefits Committee are Jean L. Wojtowicz, Chair, Anton H. George, Martin C. Jischke and R. Daniel Sadlier. Membership on the Compensation and Benefits Committee is restricted to non-employee members of the Board who must be independent under the rules of the New York Stock Exchange. The functions of the Compensation and Benefits Committee are described under “Report of the Compensation and Benefits Committee” below. There were three meetings of the Compensation and Benefits Committee during the past fiscal year.

Director Compensation

As more fully discussed in the Report of the Nominating and Corporate Governance Committee, which begins on page 15 of this proxy statement, the establishment of compensation for non-employee directors is part of the responsibilities of that committee. The philosophy for the compensation decisions is discussed in that report.

In 2012, non-employee directors received a cash retainer of $45,000 per year for service on the Board. The fees were paid in the form of a monthly retainer of $3,750. The Lead director received an additional retainer of $15,000, paid in the form of a monthly retainer of $1,250. The chair of the Audit and Management Committee received an additional retainer of $10,000, paid in the form of a monthly retainer of $833.33. The chair of the Compensation and Benefits Committee received an additional retainer of $7,000, paid in the form of a monthly retainer of $583.33. All other committee chairs received an additional retainer of $5,000, paid in the form of a monthly retainer of $416.66. Non-employee directors also received a fee of $1,250 for each Board meeting attended and for each committee meeting attended. Additionally, in 2012, each director received an equity grant award valued at $50,000.

In 2012, the compensation of the non-employee directors was evaluated by our independent compensation consultant (Hay Group, Inc.) who determined that certain components of the non-employee director compensation program were not at market. As a result of that consultant’s analysis and advice, in August 2012, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the following changes be made to our director compensation program. Beginning in 2013, each non-employee director will receive an annual cash retainer of $70,000 per year for service on the Board. The Lead director will receive an additional annual cash retainer of $25,000. The chair of the Audit and Risk Management Committee will receive an additional annual cash retainer of $10,000. The chair of the Compensation and Benefits Committee will receive an additional annual cash retainer of $10,000. All other committee chairs will receive an additional annual cash retainer of $5,000. All annual cash retainers will be paid in the form of a monthly amount. Based upon the advice of the independent consultant, the Company will no longer pay attendance fees for Board and Board committee meetings beginning in 2013, and the amounts that previously were separately paid as attendance fees have been included in the fixed cash retainer. Also, beginning with the May 23, 2013 equity grant, the value of the annual equity compensation award will be valued at $70,000 for each non-employee director. Following these adjustments, the independent compensation consultant believes the compensation provided to our directors is aligned with current trends in director pay practices and competitive practices as represented by the Company’s peer group.

As part of the total compensation package provided to non-employee directors, subject to each director’s reelection to the Board, a grant of stock unit awards will be made as of May 23, 2013, and the grant will vest on May 1, 2014. The equity compensation provided to non-employee directors is solely in the form of stock unit awards.

Pursuant to a director expense reimbursement policy approved by the Board, we reimburse the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions.

The Board has adopted a director education policy. The Vectren Corporation Director Education Policy is administered by the chair, president and chief executive officer, with oversight by the Governance Committee, and provides each non-employee director with an annual education allowance of up to $7,500 to use for continuing education programs to assist with the discharge of their duties.

Under the Vectren Foundation Directors Matching Policy, the Vectren Foundation will match qualifying contributions up to $5,000 annually, made by active non-employee members of the Board. Qualifying organizations must be designated a 501(c)(3) Federal tax exempt entity by the Internal Revenue Service. This policy encourages and supports contributions that promote the preservation and restoration of natural resources, energy efficiency and renewable resources and institutions of higher education. The maximum match amount of $5,000 may be used by matching a single college or university gift not to exceed $2,500 in total and matching gifts to organizations focused on preservation and restoration of natural resources, energy efficiency and renewable resources not to exceed $2,500 in total.

Directors are eligible to participate in the Vectren Corporation Nonqualified Deferred Compensation Plans described starting on page 54 under the heading “Nonqualified Deferred Compensation.” At the present time, directors may defer all or a portion of their director fees and stock unit awards upon the lapse of restrictions applicable to those stock unit awards into the Vectren Corporation Nonqualified Deferred Compensation Plan, effective January 1, 2005, which is designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

The plans’ measurement funds mirror the investment options in the Company’s 401(k) plan except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. Participants have the ability to elect a scheduled distribution of any amounts deferred into the plans as long as the distribution is at least three plan years after the end of the plan year for which the participant elects the deferral. Once the director’s service on our Board has ended, the balance in these plans is paid in either a lump sum or annual installments over 5, 10 or 15 years.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2012. Mr. Chapman does not receive any additional compensation for his service as a director. No option awards or non-equity incentive plan awards were made to directors. Directors do not receive pensions and did not receive any above-market or preferential earnings on deferred compensation.

2012 Director Compensation Table

	Fees
	Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation
Name	(1) ($)	(2) ($)	(3)	(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)

James H. DeGraffenreidt, Jr.	$67,523	$51,421		$1,873	$120,817
Niel C. Ellerbrook	$68,773	$51,421		$6,873	$127,067
John D. Engelbrecht	$66,689	$51,421		$4,373	$122,483
Anton H. George	$63,773	$51,421		$4,373	$119,567
Martin C. Jischke	$63,773	$51,421		$4,373	$119,567
Robert G. Jones	$63,773	$51,421		$4,373	$119,567
William G. Mays	$29,583	$0		$632	$30,215
J. Timothy McGinley	$83,773	$51,421		$4,373	$139,567
R. Daniel Sadlier	$67,523	$51,421		$1,873	$120,817
Michael L. Smith	$76,273	$51,421		$4,373	$132,067
Jean W. Wojtowicz	$74,523	$51,421		$4,373	$130,317

(1)
This column represents annual cash retainers and meeting attendance fees paid to Board members. These amounts are more fully discussed above under “Director Compensation.” Mr. Mays retired from the Board at the 2012 annual shareholder’s meeting.

(2)	This column reflects the value at the grant date based on FASB ASC Topic 718, which in this instance is the number of stock units issued multiplied by the share price on the date of grant.

(3)
No stock options have been granted to directors since 2003. All unexercised options held by Mr. Ellerbrook were granted to him while he was an executive of the Company. At the end of the fiscal year ended December 31, 2012, the following directors had unexercised nonqualified stock options:

	(a)	Mr. Ellerbrook held the following unexercised nonqualified stock options, which he received when he was an executive of the company:

Grant Date	Expiration Date	No. of Shares	Exercise Price

1/1/2004	1/1/2014	71,000	$24.74
1/1/2005	1/1/2015	85,100	$26.63

	(b)	Mr. McGinley held 3,900 unexercised nonqualified stock options granted to him on May 1, 2003 with an expiration date of May 1, 2013 and an exercise price of $22.57.

	(c)	Ms. Wojtowiczheld 3,900 unexercised stock options granted to her on May 1, 2003 with an expiration date of May 1, 2013 and an exercise price of $22.57.

(4)
This column includes dividends paid on stock unit awards in 2012, and matching of qualifying charitable contributions. The table below discloses the breakdown of payments in the All Other Compensation column:

2012 Director Compensation - All Other Compensation

		Directors
	Stock	Matching	All Other
	Unit	Policy	Compensation
Name	Dividends	Contributions	(4) ($)

James H. DeGraffenreidt, Jr.	$1,873		$1,873
Niel C. Ellerbrook	$1,873	$5,000	$6,873
John D. Engelbrecht	$1,873	$2,500	$4,373
Anton H. George	$1,873	$2,500	$4,373
Martin C. Jischke	$1,873	$2,500	$4,373
Robert G. Jones	$1,873	$2,500	$4,373
William G. Mays	$632		$632
J. Timothy McGinley	$1,873	$2,500	$4,373
R. Daniel Sadlier	$1,873		$1,873
Michael L. Smith	$1,873	$2,500	$4,373
Jean W. Wojtowicz	$1,873	$2,500	$4,373

Mr. Mays retired from the Board at the 2012 annual meeting of shareholders.

REPORT OF THE NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee (“Governance Committee”) is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance Committee has four members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the New York Stock Exchange (“NYSE”) rules. The Governance Committee met three times during the past fiscal year. At each meeting, the Governance Committee conducts an executive session without management present.

Scope of Responsibilities

The Governance Committee has a number of significant responsibilities which are set forth in its charter posted at www.vectren.com, including:

•	Serving as a conduit for shareholders and other interested parties to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of chief executive officer, senior management and the primary leadership of the Company’s subsidiaries and affiliates;

•	Monitoring other corporate governance matters, including periodically reviewing the Company’s Code of By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization and functions of the Board and its committees;

•
Identifying and selecting qualified nominees for election to the Board, including assessing the viewpoint, background and demographics of nominees, and whether their presence on the Board would contribute to the overall diversity of the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence;”

•	Assessing the contributions of existing members of the Board for re-election;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party boards of directors; and

•	Establishing compensation for non-employee members of the Board.

2012 Accomplishments

Throughout the year, the Governance Committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance, including governance-related items described in the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and those regulatory changes affecting listed companies established by NYSE and the Securities and Exchange Commission (“SEC”). These efforts by the Governance Committee are ongoing.

As required by the Governance Committee’s charter, which is posted on the Company’s website at www.vectren.com, the Governance Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that a number of modifications, which are discussed later in this report, were advisable and appropriate to ensure the guidelines reflect the practices of the Governance Committee. The current Corporate Governance Guidelines are posted on the Company’s website at www.vectren.com.

The Governance Committee is responsible for considering nominees for director, including nominees recommended by security holders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” beginning on page 10 of this proxy statement. The criteria considered by the Governance Committee and the full Board when assessing candidates are contained in the Company’s Code of By-Laws (“By-Laws”) and are also set forth in Appendix A of this proxy statement.

From time to time, the Lead director and the Governance Committee receive unsolicited inquiries from individuals interested in serving as a member of the Board. In the event such inquiries are sent to management, they are forwarded on to the Lead director. Upon receipt of these inquiries they are vetted by the entire Governance Committee and a determination is made in light of the needs of the Board whether to pursue the matter further, which would include an analysis of the individuals under the Board’s qualification criteria. Each inquiry is evaluated on its individual merits.

In connection with the 2013 annual meeting, and employing the qualification criteria set forth in the Company’s Code of By-Laws, as well as the director retention criteria approved by the Board, the Governance Committee evaluated all of the nominees who are standing for re-election. As a result of that process, the Governance Committee concluded that the full Board should recommend to the shareholders the re-election of the existing directors.

During the year, the Governance Committee provided ongoing oversight with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance Committee as required by the Company’s Corporate Governance Guidelines, and were approved by the full Board. The independence standards are set forth and discussed on pages 20-21 of this proxy statement. Based on these standards, the Board has determined that, with the exception of Mr. Chapman, who is the Board chair, president and chief executive officer of the Company, and Mr. Ellerbrook, who is the retired chief executive officer of the Company, all members of the Board are independent. The Governance Committee would note that following the 2013 annual meeting of shareholders, more than three years since Mr. Ellerbrook’s retirement from the Company will have elapsed. As a result, under the Board’s “independence” standards, as well as the NYSE requirements for “independence,” which are the basis for the Board’s standards, Mr. Ellerbrook will be deemed to be “independent.”

During the year, the Governance Committee evaluated each Board member’s presence on committees in light of the applicable qualification requirements, including additional independence requirements pertinent to certain of the committees. Based upon this evaluation, the Governance Committee determined to recommend and made its recommendation to the full Board regarding the composition and leadership of each committee. Thereafter, those recommendations were adopted by the full Board.

During the year, the Governance Committee oversaw a formal communication process to ensure that the Board receives adequate information regarding the actions taken by the boards of directors at the Company’s wholly-owned subsidiaries and affiliates. That process requires quarterly management updates to the Governance Committee regarding such actions.

The Governance Committee oversees non-employee directors’ compliance with the stock ownership guidelines that have been established by the Board. Those guidelines are more fully discussed on page 19 of this proxy statement. During the past year, stock ownership by directors was monitored and, as discussed on page 19 of this proxy statement, as of January 31, 2013, each director, with the exceptions of Robert G. Jones and James H. DeGraffenreidt, Jr., met the ownership threshold required by those guidelines. There is a five year transition period for compliance by directors, and both Mr. Jones and Mr. DeGraffenreidt are within that transition period.

During the year, the Governance Committee continued with the administration of the succession planning process for the senior management of the Company and the primary leadership of the Company’s subsidiaries and affiliates. The Governance Committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company and is an integral part of the Company’s normal personnel planning activities. Reports on this process were provided to the Governance Committee during the year. On a regular basis, the chair of the Governance Committee provides updates on this subject to the Board as part of the executive session segments of Board meetings.

During the year, the Governance Committee reviewed the slate of individuals to serve as officers for the Company and recommended that the full Board re-elect the current officers to their respective positions in May of 2012. This review and recommendation was done in light of the Governance Committee’s ongoing assessment of the succession planning process. The Governance Committee also reviewed responsibilities within the management group and determined which individuals should be deemed to be insiders for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

During the year, the Governance Committee evaluated the leadership strengths of the Board, including the determination to consolidate the roles of Board chair and chief executive officer into a single position, as well as the appointment of the Lead director and the prescription of that director’s responsibilities. Mr. Chapman has served as chair since the time of the 2011 annual meeting. Mr.McGinley has also served as the Lead director since that time. This subject is discussed more fully at page 11 of this proxy statement with respect to the organizational structure of the Board, and also at page 68, in connection with business item number four, which is a shareholder proposal relating to this subject.

During 2012, and in anticipation of the retirement of a director at the 2012 annual shareholder meeting, the Governance Committee undertook an analysis of the appropriate size of the board. As a result of that effort the Governance Committee concluded that the average size of boards at companies in the Company’s peer group is ten (10) directors. Benchmarking with other groups, including the S&P 500, was also undertaken. The Governance Committee concluded that the current size of the board, which has eleven (11) directors, remained appropriate and meets the needs of the Company and its stakeholders.

Under the oversight of the Governance Committee, formal Board development activities were undertaken during the past year. The Board conducted a multi-day development session where they heard presentations from various external professionals with respect to important issues affecting the Company. As part of that session, the Board also received in-depth presentations from senior management regarding industry issues and processes affecting the Company and its subsidiaries. In addition, some members of the Board attended training activities focused on the development of directors’ skills.

The Governance Committee is charged with oversight of compensation for the non-employee members of the Board. Periodically, the Governance Committee directs the preparation of an analysis of the continuing market competitiveness of that compensation. In 2012, the Governance Committee had such an analysis prepared by Hay Group, Inc., which is the independent compensation consultant employed by the Compensation and Benefits Committee, and determined, based upon the results of that analysis, that the existing level of director compensation was not market competitive. The analysis included a review of the annual board retainer, board meeting attendance fees, committee retainers, committee meeting attendance fees, and equity grants. The analysis primarily relied upon a review of comparative data from the group of companies within the industry peer group that has been used by the Company to measure its performance and used by the Compensation and Benefits Committee when establishing executive compensation. Based upon the analysis and review of current market data, it was the conclusion of the independent consultant that the compensation to outside directors was well below both the average and the median for the Company’s peer group. In August of 2012, the Governance Committee took action in response to that information and recommended an increase in director compensation. That recommendation was adopted by the Board at its September meeting, with an effective date of January 1, 2013. The specifics of director compensation are more fully discussed on pages 13-15 of this proxy statement under the heading Director Compensation.

As the plan administrator of the Vectren Compensation At Risk Compensation Plan (“At Risk Plan”) with respect to compensation for non-employee members of the Board, the Governance Committee has made annual awards of restricted units for directors effective as of May 23, 2013 (subject to their re-election by the shareholders). The role of equity compensation as part of the total compensation provided to non-employee directors is more fully discussed beginning on page 13 of this proxy statement.

Early in 2013, the chair of the Governance Committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. The chair of the Governance Committee then presented the evaluation results to the full Board. In response, senior management will develop an action plan that will be executed over the course of 2013.

During 2012, the Governance Committee oversaw a process pursuant to which the review of compliance activities at the Company was formally apportioned among the existing committees of the Board. The Governance

Committee received reports from the Company’s chief compliance officer on this subject and reviewed the allocation of those review responsibilities among the existing Board committees. The Governance Committee anticipates regularly reviewing compliance activities in 2013 and beyond.

During 2012, the Governance Committee received a report from external legal counsel with respect to the terms and conditions contained in the Company’s Articles of Incorporation and Code of By-Laws. As a result of that report, the Governance Committee recommended a change to the Code of By-Laws relating to the advance notice director nomination provisions that were intended to enhance procedures and disclosures with respect to matters already addressed in that Code of By-Laws. That recommendation was accepted by the Board and the Code of By-Laws was amended and restated at the September Board meeting.

The Governance Committee also conducted its annual review of collective Board strengths and weaknesses. This effort is used by the Governance Committee to ensure that the Board has the right resources to function in a manner that is in the best interest of all of the Company’s stakeholders. Following this effort, a presentation and discussion was held with the full Board, which confirmed the conclusions of the Governance Committee.

During the year the Governance Committee reviewed the subject of Board tenure. After reviewing the subject, the Governance Committee concluded that no changes were necessary or advisable at this time with respect to Board tenure and confirmed the Board should not have a formal term limit policy.

At the February 2013 meeting of the Governance Committee, the committee confirmed that all Board committees had complied with their respective charters during 2012. The Governance Committee will oversee any future recommended revisions to other Board committee charters to ensure that the apportionment of responsibilities among those committees is appropriate.

At the February 2013 meeting, the Governance Committee determined to clarify a number of provisions in the Corporate Governance Guidelines to better reflect the actual practices followed by the Governance Committee. Those clarifications primarily relate to practices followed by the Governance Committee and specifically the Lead director. They are addressed in Section 4.A of the Corporate Governance Guidelines.

Share Ownership Policy

Our Company’s share ownership policy requires officers and non-employee directors to meet share ownership targets. The Governance Committee adopted that policy in 2000 and it provides a five year transition period for non-employee directors to comply with their applicable share ownership targets. The Board expects the covered persons to make ratable progress toward compliance each year. The program includes these key features:

•
Participants who are non-employee directors have a share ownership target based on a multiple of five times their annual cash retainer, which calculated as of January 1, 2013, equaled $350,000. As of January 31, 2013, all of the non-employee directors, excluding Mr. Jones and Mr. DeGraffenreidt, who are in the transitional five year compliance period, exceeded the established ownership requirements. The Governance Committee reviews non-employee director stock ownership on an annual basis.

•
A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options, restricted shares and stock unit awards, with value based on the market price of our common stock.

In 2012, the Governance Committee, with assistance from the Hay Group, reviewed the reasonableness of the director share ownership guideline from a market perspective and concluded that it is, in fact, in line with the market.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance Committee’s charter, in 2012, the Committee reviewed its charter and determined that no changes were necessary or advisable. Also, as required by the Governance Committee’s charter, the Governance Committee conducted an annual performance evaluation, the results of which have been discussed among the Governance Committee members.

Director Independence Standards

In determining director independence, the Board considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of the particular director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1. The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the Company.

2. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3. (A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or, (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company at which any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The NYSE listing shareholders require that the Board affirmatively determine that a director has no material relationship at the Company. In determining whether a particular director satisfied the independence criteria, the Governance Committee considered the following transactions. In 2012, the Company purchased approximately $39,000 of advertising time from South Central Communications, Inc., a corporation in which Mr.Engelbrecht has an interest, which represents a very small percentage, less than 1%, of that corporation’s 2012 revenues. In 2012, the Company had banking relationships with Old National Bank, of which Mr. Jones is president and chief

1         For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

executive officer. The total fees paid for those relationships, which consisted of approximately $105,000, represents a very small percentage, significantly less than 1%, of that corporation’s 2012 revenues. These fees were solely transactional fees and included: $14,000 in payments for participation in the $600 million VUHI and Capital Corporation syndicated credit facilities at the level of $15 million, in which Old National Bank was a non-lead bank; a $53,000 payment for provision of three letters of credit to Vectren Fuels, Inc. totaling about $5.2 million; and $38,000 in payments for bank account service charges related to provision of the Company’s payroll account, which serves several subsidiary companies, provision of the account processing automated customer checking account drafts for Vectren South, provision of the miscellaneous customer billings lockbox account, and provision of the checking account used in connection with a not-for-profit energy payment assistance fund. In addition, Old National Bank purchased utility services from the Company which represents a very small percentage, significantly less than 1%, of Old National Bank’s gross revenues. The Governance Committee determined that the amounts involved in these transactions were well below the levels provided in the director independence standards and were not material to the relevant directors or to any person or organization with whom they are affiliated.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance Committee from time to time and the director qualification standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In considering director nominees pursuant to its charter, the Governance Committee employs a holistic approach to diversity, taking into consideration factors that affect a candidate’s life and work experiences, including, racial, ethnic, social, economic, educational, professional, geographic and community experiences. In discharging this responsibility, the Governance Committee assesses the viewpoint, background and demographics of the candidates. The Governance Committee seeks to create a board that is strong in identity diversity, as well as having a collective knowledge and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and other factors the Governance Committee deems appropriate. When considering a candidate, the Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes, including the matters discussed above. Specific selection criteria are set forth in the By-Laws and are also included in Appendix A.

Commitment

The Governance Committee is committed to ensuring that the Company implements and follows corporate governance principles that fulfill its responsibilities under its charter and to enhance, where appropriate, the Company’s corporate governance practices. The Governance Committee anticipates meeting at least three times in 2013.

Nominating and Corporate Governance Committee

J. Timothy McGinley,Chair,
James H. DeGraffenreidt, Jr.,
Anton H. George, and
Michael L. Smith

REPORT OF THE CORPORATE AFFAIRS COMMITTEE

The Corporate Affairs Committee is primarily responsible for both ensuring the discharge of the Board’s duties relating to the Company’s policies, practices and procedures as a responsible corporate citizen and monitoring compliance with governmental regulations (other than SEC regulations). The Corporate Affairs

Committee consists of four members. The Corporate Affairs Committee met three times during the past fiscal year. At each meeting, the Corporate Affairs Committee conducts an executive session without management present.

Scope of Responsibilities

The Corporate Affairs Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. The charter was revised and restated in September to clarify and emphasize the Committee’s oversight of compliance matters in addition to a number of other responsibilities that the Committee performs. Those responsibilities include:

•	Generally overseeing policies, practices and procedures relating to business practices, and legal compliance, including compliance by utility operations;

•	Overseeing policies, practices and procedures relating to public communications with key stakeholders, other than the financial community;

•	Overseeing policies, practices and procedures relating to community relations, including charitable contributions and community affairs;

•	Overseeing policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service;

•
Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity, and compliance with employment related laws, regulations and policies and the promotion of a culture of safety; and

•	Overseeing policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environmental laws and regulations.

2012 Accomplishments

The Company’s environmental compliance and stewardship was considered at each meeting of the Corporate Affairs Committee. Presentations were provided regarding potential new or revised Environmental Protection Agency (“EPA”) regulations, including (1) regulation of fly ash as a hazardous material; (2) regulation of discharges from power plants under the Clean Water Act; and (3) the additional regulation of emissions from the Company’s coal fired electric generating units. Ongoing legal challenges to certain EPA regulations were reviewed. Reports were also provided on the status of former manufactured gas plant remediation activities and associated cost recovery efforts. In addition, the Corporate Affairs Committee received reports related to corporate sustainability initiatives, including the issuance of the Company’s inaugural Corporate Sustainability Report.

During the past year, the Corporate Affairs Committee monitored activities related to the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation and Benefits Committee as a performance metric for annual incentive awards under the Company’s At Risk Compensation Plan (“At Risk Plan”). That performance metric is discussed further on pages 40-41 of this proxy statement. The Corporate Affairs Committee also regularly received reports relative to the measurement of customer satisfaction as determined by the firm of J.D. Power and Associates. Reports were provided regarding the Company’s continued implementation of gas and electric efficiency programs and the Company’s utility call center performance. Management also regularly reported on ongoing regulatory proceedings before the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio.

During the past year, the Corporate Affairs Committee monitored the activities of the Vectren Foundation. This monitoring included receiving regular updates regarding the Foundation’s activities in the Company’s utility operating areas. In addition, the Committee received reports related to Community Sustainability initiatives being supported by the Company.

During the past year, the Company’s safety performance was monitored by the Corporate Affairs Committee. Considerable attention was given to the company’s utility operations safety performance over several years compared to peer companies. Reports were also provided with respect to vehicular safety training, the Company’s safety focus through communications to employees, as well as other efforts being implemented to minimize workplace accidents and injuries. Safety performance is also used by the Compensation and Benefits Committee as a metric in establishing annual incentive payment awards under the At Risk Plan. That performance metric is discussed further on pages 40-41 of this proxy statement.

During the past year, the Corporate Affairs Committee monitored the Company’s employment practices. This monitoring included reports on negotiations related to labor contracts at the Company’s operating utilities. The Corporate Affairs Committee also monitored management’s continuing efforts to enhance employee diversity at the Company. The Committee also considered the subject of Board diversity.

During the past year, the Company’s compliance with regulations at its utility operations was overseen by the Corporate Affairs Committee. Reports related to North American Electric Reliability Corporation compliance and the Company’s response to new pipeline safety regulations were provided to the Committee.

Finally, throughout the past year, legislative matters of importance to the Company at the federal level, as well as in Indiana and Ohio, and the activities of the Company’s Political Action Committee were reviewed and discussed with the Corporate Affairs Committee.

Annual Committee Charter Review and Performance Evaluation

As required by the Corporate Affairs Committee’s charter, in 2012 the Corporate Affairs Committee reviewed its charter and determined that revisions related to the scope of the committee’s compliance responsibilities should be made and those revisions are discussed earlier in this report. Those changes were approved by the Board. Also, as required by the Corporate Affairs Committee’s charter, the Corporate Affairs Committee conducted an annual performance evaluation, the results of which will be discussed by the Committee at its first meeting of the year in April of 2013.

Commitment

The Corporate Affairs Committee is committed to ensuring that the Company conducts its operations consistent with being a good corporate citizen. The Corporate Affairs Committee anticipates meeting at least three times in 2013 to continue to focus on the matters set forth in its charter.

Corporate Affairs Committee

John D. Engelbrecht, Chair,
Niel C. Ellerbrook,
Martin C. Jischke, and
Robert G. Jones

REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE

The Audit and Risk Management Committee (“Audit Committee”) oversees the Company’s financial reporting process on behalf of the full Board. The Audit Committee currently consists of four members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the New York Stock Exchange (“NYSE”). The Audit Committee met six times during the past year.

Scope of Responsibilities

The Audit Committee operates under a written Audit and Risk Management Committee Charter containing provisions that address requirements imposed by the Securities and Exchange Commission (“SEC”) and the NYSE. That charter is posted on the Company’s website at www.vectren.com. The charter was revised and restated in September to clarify and emphasize the Audit Committee’s oversight of SEC and other financial compliance matters in addition to a number of other responsibilities that the Audit Committee performs. Those responsibilities include:

•	Overseeing the integrity of the Company’s financial statements;

•	Overseeing the independent registered public accounting firm’s qualifications and independence;

•	Overseeing the performance of the Company’s internal audit function (“Corporate Audit”) and independent auditor;

•	Overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, SEC compliance, and ethics that management and the Board have established; and

•	Overseeing the Company’s practices and processes relating to risk assessment and risk management.

2012 Accomplishments

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche, LLP (“Deloitte”), the financial statements and report of management on the effectiveness of internal control over financial reporting included in the annual report on Form 10-K. The Audit Committee also received reports from management with respect to each of the Company’s quarterly reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

Mr. Michael L. Smith serves as the Audit Committee’s designated “Audit Committee Financial Expert,” as previously determined by the Board. The appointment and designation were reviewed and approved by the Nominating and Corporate Governance Committee and confirmed by the Board.

The Audit Committee reviewed with Deloitte its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

In addition, the Audit Committee has discussed with Deloitte its independence from management and the Company, including the matters in that firm’s written disclosures made to the Audit Committee pursuant to the requirements of the Independence Standards Board.

The Audit Committee assisted the Company with the transition of engagement partners by Deloitte and with the selection of a new director of Corporate Audit after the prior director left the Company to pursue an out of state job opportunity. The audit partner transition was required by Public Company Accounting Oversight Board (“PCAOB”) rules that mandate firms rotate the lead engagement partner every five years.

The Audit Committee also discussed with the Company’s director of Corporate Audit and Deloitte the overall scope and plans for their respective audits. The Audit Committee meets periodically with the director of Corporate Audit and Deloitte, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

During the year, the Audit Committee administered the Company’s policy regarding when and under what circumstances the Company can engage Deloitte to provide non-audit related services.

During the year, the Audit Committee received updates from the Company’s legal counsel with respect to compliance with SEC rules and regulations and other litigation, claims, and legal matters that have potential to affect the Company’s financial statements.

During the year, the Audit Committee was involved in monitoring the efforts undertaken by management to document, test and evaluate the Company’s system of internal control over financial reporting in response to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

In early 2012, the Audit Committee reviewed and approved the Corporate Audit department work plan for activities to be undertaken by the department during 2012.

The Audit Committee has discussed with Deloitte the matters required to be discussed by AU Section 380 “Communication with Audit Committees”, as adopted by the PCAOB. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s independence, and has discussed with Deloitte their independence.

Corporate Code of Conduct

As provided for in its charter, the Audit Committee is responsible for establishing, reviewing, and updating periodically a Corporate Code of Conduct (“Code”) and ensuring that management has established a system to enforce this Code. This process includes confirming that the Code is in compliance with all applicable rules and regulations. Additionally, processes have been outlined within the Code providing Company employees and others with the ability to directly contact the chair of the Audit Committee with issues arising under the Code. A copy of the Code is posted on the Company’s website at www.vectren.com. The Audit Committee reviews management’s monitoring of the Company’s compliance with the Code and confirms that management has the proper review system in place to provide that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements. The Audit Committee also confirmed, with assistance from the Corporate Audit department, that during 2012 the members of the Board have complied with the Code.

Risk Management

As provided for in its charter, the Audit Committee, throughout the year, received and reviewed reports from management regarding enterprise risk issues affecting the Company and considered by management’s Risk Management Committee. This included a comprehensive and regular review of numerous business matters that present potential risks for the Company.

Sarbanes-Oxley Section 404 Compliance

Throughout the year the Audit Committee received and reviewed reports from the director of Corporate Audit regarding the Company’s ongoing compliance with Sarbanes-Oxley Section 404. The Audit Committee also received reports on this subject from the Company’s chief financial officer and chief accounting officer, as well as commentary from Deloitte with respect to the Company’s compliance.

Delineation of Responsibilities Between Management, the Independent Registered Public Accounting Firm, and the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of its internal control over financial reporting; and evaluating any change in its internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s responsibility is to monitor and review the processes performed by management and Deloitte. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee members are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of Deloitte included in its reports on the Company’s financial statements and internal control over financial reporting. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm concerning the Company’s audited and unaudited financial statements, internal controls and related matters do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles; that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards; or that the Company’s independent registered public accounting firm is in fact “independent.”

2012 Form 10-K

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board that the audited consolidated financial statements of the Company and its subsidiaries for 2012 be included in the annual report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

A copy of the Company’s 10-K is available without charge upon request. Send your request to:

Attn:	Investor Relations
Vectren Corporation
One Vectren Square
Evansville, IN 47708
vvcir@vectren.com

Reappointment of Deloitte & Touche LLP (“Deloitte”)

The Audit Committee considered and has recommended to the full Board that Deloitte be reappointed as the Company’s independent registered public accounting firm for 2013. That recommendation calls for the reappointment to be subject to ratification by the shareholders of the Company at the 2013 annual meeting.

Annual Committee Charter Review and Performance Evaluation

As required by its charter, the Audit Committee reviewed its charter during 2012. Based on the review, the Audit Committee determined that revisions related to the scope of the committee’s compliance responsibilities should be made, and those revisions are discussed earlier in this report. The Audit Committee also confirmed that they had fulfilled the requirements of the charter over the course of 2012. Also, as required by the Audit Committee’s charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed among the Audit Committee members.

Commitment

The Audit Committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit Committee anticipates meeting at least quarterly throughout 2013.

Audit and Risk Management Committee

Michael L. Smith,Chair,
James H. DeGraffenreidt,
R. Daniel Sadlier, and
Jean L. Wojtowicz

REPORT OF THE FINANCE COMMITTEE

The Finance Committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s utility and nonutility businesses. The Finance Committee consists of four members, all of whom are non-employee directors. The chair of the Finance Committee is Niel C. Ellerbrook. The Finance Committee met three times during the last fiscal year. At each meeting during the year, the Finance Committee conducted an executive session with only committee members present.

Scope of Responsibilities

The Finance Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

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Acting within parameters established by the full Board with respect to the financing activities of the Company, including, as necessary or advisable, financing activities of one or more of its subsidiaries or affiliates;

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Acting on behalf of the full Board in limited instances where it is not practical for the full Board to meet and take action with respect to finance matters and only within parameters prescribed and delegated by the full Board; and

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Appointing from among management the members of the Company’s Investment Committee, which is charged with monitoring retirement plan investments; developing retirement plan investment policies; selecting and reviewing investment managers and investment advisors; reviewing the funded status of the pension plans; and recommending Company contribution levels. The Finance Committee is also kept informed of the general activities of the Investment Committee for informational purposes only, but does not make investment decisions, nor does it perform any functions delegated to the Investment Committee.

2012 Accomplishments

In the spring of 2012, the Finance Committee reviewed and approved the Company’s 2012 financing program. As part of this action, the Finance Committee received presentations from management regarding the Company’s credit ratings and capitalization ratios, as well as the forms of financing instruments that are available to the Company to effectuate both our short and long-term financing requirements. The Finance Committee received an overview of the state of the financial markets. At that meeting, the Finance Committee also received a report from management with respect to the Company’s investor relations activities. The Finance Committee also reviewed the status of investments in the various retirement plans at the Company. The Finance Committee appointed the members of the Investment Committee that oversees investments in the Company’s benefit plans. The Finance Committee concluded by conducting their 2011 performance evaluation.

At the second meeting of the year, the Finance Committee reviewed the status of the Company’s execution of its 2012 financing plans. The Finance Committee also reviewed the Company’s proposed 2013 financing plans and reviewed financing activities relating to a number of the Company’s nonutility businesses. The Finance Committee reviewed detailed reports regarding the status of the credit ratings for the Company’s various debt arrangements and discussed recent meetings with representatives of those agencies. They approved financing transactions at Vectren Utility Holdings, Inc. (“VUHI”) and also provided authority with respect to the establishment of banking, investment hedging accounts, and related agreements and transactions.

At the third meeting of the year, the Finance Committee reviewed the status of the Company’s execution of its 2012 financing plans, as well as management’s recommended dividend level to be effective December 1, 2012. Management also provided a report to the Finance Committee with respect to the company’s credit ratings. The Finance Committee also approved a financing transaction for VUHI and confirmed management’s recommended purpose for the deployment of proceeds to be realized from a previously authorized nonutility financing transaction. Finally, the Finance Committee received a report on the Company’s 2013 expected financing program.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance Committee’s charter, in the first quarter of 2013, the Finance Committee reviewed the charter and determined that no changes were necessary or advisable at this time. Also, as required by the Finance Committee charter, the Finance Committee conducted an annual performance evaluation at its first meeting in 2013, which occurred in February.

Commitment

The Finance Committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board with respect to financing matters when delegated authority to respond to certain circumstances. The Finance Committee is also committed to discharging its role with respect to the Company’s benefit plans, as more fully defined in the charter. The Finance Committee anticipates meeting at least three times in 2013 to continue to focus on the matters set forth in its charter.

Finance Committee

Niel C. Ellerbrook, Chair,
John D. Engelbrecht,
Robert G. Jones, and
J. Timothy McGinley

EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

Compensation and Benefits Committee

The Compensation and Benefits Committee (“Compensation Committee”) has four members and met three times in 2012. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the New York Stock Exchange (“NYSE”) rules. The Compensation Committee members are also required to meet other independence requirements imposed by federal laws and regulations. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.vectren.com. At each meeting, the Compensation Committee conducts an executive session without management present.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish the base salary, incentive compensation and any other compensation for the Company’s president and chief executive officer and each of the other executive officers of the Company;

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Administer the Company’s management incentive and stock-based compensation plans, and oversee the administration of the Company’s retirement and welfare plans and discharge the duties imposed on the Compensation Committee by the terms of the plans; and

•	Conduct the performance appraisal for the president and chief executive officer; and perform other functions or duties that are deemed appropriate by the full Board.

Compensation decisions for the five executive officers named in the Summary Compensation Table in this proxy statement, which include the president and chief executive officer and other executive officers of the Company (collectively, “executive officers”), are made by the Compensation Committee. Decisions regarding non-equity compensation for other officers of the Company and the principal officers of the Company’s primary subsidiaries are made by the Company’s president and chief executive officer and, in certain cases, are reviewed and evaluated by the Compensation Committee. The Compensation Committee has engaged Hay Group, Inc. (“Hay Group”), an independent outside global human resources consulting firm, to conduct an annual review of the Company’s total compensation program (base salaries, annual incentives and long-term incentives) for the executive officers. At the Compensation Committee’s direction, Hay Group also provides advice with respect to the total compensation for the Company’s other officers, as well as the principal officers of the Company’s primary subsidiaries.

The agendas for meetings of the Compensation Committee are established by its chair with assistance from the other members of the Compensation Committee, the Compensation Committee’s independent compensation consultant, and the Company’s president and chief executive officer, chief financial officer, and chief legal and external affairs officer and secretary. Compensation Committee meetings are regularly attended by the president and chief executive officer, chief financial officer, chief legal and external affairs officer and secretary, and the vice president of Human Resources. The Compensation Committee’s chair reports the Compensation Committee’s recommendations on executive compensation to the Board and the Board approves the base salaries for the executive officers. Independent advisors, as directed by the Compensation Committee, support the Compensation Committee in its duties. In addition, one or more of the Company’s officers, as well as the Company’s Human Resources department, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Company’s Human Resources department is charged by the Compensation Committee with the task of executing the compensation plans and programs adopted by the Compensation Committee, as well as implementing changes in compensation levels as directed by the Compensation Committee. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary or advisable to assist in the fulfillment of its responsibilities.

Role of Board Chair, President and Chief Executive Officer in the Compensation Process

Compensation determinations for our executive officers, including the president and chief executive officer, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman, Chair of the Board, President and Chief Executive Officer. He provides recommendations to the Compensation Committee regarding the base salary, annual incentive and stock-based compensation opportunity for each of the other executive officers. He receives and reviews market data from the Compensation Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the overall performance of each other executive officer, such executive officer’s contributions to the Company over the past year, such executive officer’s experience and potential, any change in such executive officer’s functional responsibility, and internal pay equity in making his recommendations. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities under the Vectren Corporation At Risk Compensation Plan (“At Risk Plan”) for the other executive officers are approved by the Compensation Committee. The chair of the Board, president and chief executive officer also provides recommendations with respect to those opportunities to the Compensation Committee for certain of the Company’s other officers and certain of the principal officers of the Company’s primary subsidiaries.

The chairman, president and chief executive officer regularly attends Compensation Committee meetings to provide input as a representative of management. At each meeting the Compensation Committee goes into an executive session and excuses Mr. Chapman and any other members of management who may be present. Actions required by the Compensation Committee relating to the establishment of executive compensation are deferred to and acted upon during the executive sessions.

Share Ownership Policy

Our Company’s share ownership policy requires officers and non-employee directors to meet share ownership targets. The Compensation Committee adopted that policy in 2000 and it provides a five year transition period for officers to comply with their applicable share ownership targets. The Compensation Committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

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Participants who are officers have a share ownership target based on a multiple of their base salary, which is two times base salary for Mr. Bohls, three times base salary for Messrs. Benkert, Christian, and Doty, and five times base salary for Mr. Chapman. As of January 31, 2013, all of the executive officers listed in the Summary Compensation Table exceeded the established ownership requirements. The Compensation Committee reviews executive officers’ stock ownership on an annual basis. As of January 31, 2013, all of the Company’s current officers who are subject to the share ownership policy either held the required level of shares or they were still in their five year compliance transition period. Moreover, based upon research conducted at the Compensation Committee’s direction, the Compensation Committee determined in 2012 that the existing share ownership targets are in line with the market for such matters.

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A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options, restricted shares and stock unit awards, with value based on the market price of our common stock.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants. In accordance with this authority, the Compensation Committee engaged Hay Group as its independent compensation consultant for 2012. The Compensation Committee began its relationship with Hay Group in 2005. The representatives of Hay Group report directly to the Compensation Committee and in performing their engagements work under the direction and supervision of the chair of the Compensation Committee. Once that work is completed, it is then reported to the entire Compensation Committee for review, discussion and, if appropriate, action by the Compensation Committee. As discussed at page 18 of this proxy statement, Hay Group is also engaged from time to time by the Nominating and Corporate Governance Committee to assist with the review and establishment of appropriate, market based compensation for the non-employee members of the Board. Under the direction and supervision of the chair of the Compensation Committee, Hay Group provides market data concerning compensation of executives at comparable companies in order to assist the Compensation Committee in determining whether the compensation system is a reasonable and appropriate means to achieve the Company’s business objectives. From time to time, Hay Group is also engaged by the Compensation Committee to provide advice with respect to other elements of executive compensation, including providing regulatory updates and advice on the positions on compensation matters taken by corporate governance firms, as well as advice with respect to employment, change in control, severance and retention agreements, perquisites, and other arrangements and practices affecting executives. The Compensation Committee has re-engaged Hay Group as its independent compensation consultant for 2013.

Early in 2012, the Compensation Committee codified its long-standing practice of providing that its compensation consultant must be independent. To ensure that occurs, the consultant can only perform work for the Company pursuant to an engagement of the Compensation Committee which provides that the work is performed under the direction and supervision of the Compensation Committee chair, and work for the Nominating and Corporate Governance Committee with respect to the compensation for non-employee members of the Board. The policy, which is titled the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, is available on the Company’s website at www.vectren.com. This policy is also intended to ensure that the Compensation Committee remains in compliance with the independence requirements imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The Compensation Committee has developed internal controls to ensure compliance with this policy and as part of those controls at each meeting there is a detailed review of the work that has been performed by Hay Group since the prior meeting and confirmation that the work is in conformity with the engagements between the Compensation Committee and Hay Group. During 2012, the NYSE issued a pronouncement with respect to the “independence” of consultants engaged by the Compensation Committee and the Compensation Committee made the minor changes needed for its policy to comply with the NYSE pronouncement. The Compensation Committee believes that it is in compliance with the independence requirements discussed above.

Recoupment or Clawback Policy

The Compensation Committee has adopted a pay recoupment or clawback policy which provides, under certain conditions, for the return of certain annual incentive compensation received by officers of the Company and its subsidiaries for a period of up to three years. Generally stated, those conditions are a material restatement of the Company’s consolidated financial statements for a prior period, which, if such restated financial statements had been in effect at the time that incentive compensation was paid would have resulted in a lesser payment. The policy is intended to position the Company to comply with the requirements of the Dodd-Frank Act in this area, recognizing that neither the SEC nor the NYSE has adopted rules implementing this part of the law. The policy explicitly acknowledges that upon the adoption of further guidance from these authorities, the policy will need to be revised. Given the pending uncertainty in this area due to the lack of definitive guidance from the SEC and the NYSE, the Compensation Committee reserved the right in the grant agreements for awards of long-term incentive compensation issued under the At Risk Plan to subject those grants to any successor policy adopted by the Compensation Committee during the pendency of those grants. The Compensation Committee’s recommended pay recoupment or clawback policy has been approved by the Board and is available on the Company’s website at www.vectren.com.

Oversight of Company Benefits Plans

In addition to the responsibilities with respect to executive compensation, which are fully discussed in the Compensation Discussion and Analysis beginning on page 34 of this proxy statement, pursuant to its charter the Compensation Committee also has general oversight authority of benefit plans applicable to all employees and retirees. In furtherance of that charge, during 2012 the Compensation Committee received reports from management regarding retirement and welfare plans. The Compensation Committee anticipates continuing to receive such informational reports during 2013.

The Compensation Committee also received reports from management regarding ongoing efforts by the Company to continuously improve the design of its incentive plans applicable to the majority of employees. While the Compensation Committee does not directly administer those plans, it provides counsel to management with respect to plan design issues. The Compensation Committee anticipates continuing to perform such a role in 2013.

Employment Agreements

Over the course of 2011, the Compensation Committee, with assistance from Hay Group, reviewed the existing employment agreements between the Company and its executive officers, as well as the officers of certain of its primary subsidiaries. Based upon that effort the Compensation Committee concluded that certain provisions within those agreements were no longer consistent with the market and best practices for such arrangements. Those provisions included a mechanism that grossed up payments to officers following a change in control relating to excise taxes payable under Section 280G of the Internal Revenue Code and a mechanism which provided for a payment of benefits following a change in control under what is called a “single trigger” event, which allowed the executive to resign during a window period for any reason and receive severance. As a result of this effort, at the end of 2011, all of the existing employment agreements with the executive officers and other officers of the Company and certain of its primary subsidiaries were terminated and replaced with participation by those officers in a corporate severance plan and the establishment of change in control agreements. Based upon advice from Hay Group, the Compensation Committee concluded that the plan and those agreements are in alignment with the market and best practices for such arrangements. Among the changes provided by those arrangements are the elimination of the gross up of the payout associated with the excise taxes mentioned above, and the change from a “single trigger” mentioned above to a “double trigger.” The “double trigger” requires that to receive severance, both a change in control and subsequent termination by the Company or affiliate without cause or resignation for good reason. The net effect of the adoption of the corporate severance plan and the change in control agreements was a significant reduction in potential benefits relative to those benefits that would have been provided to executives under the employment agreements. This subject is more fully discussed on page 53 of this proxy statement.

Perquisites

Beginning in 2012, the Company eliminated the provision of nominal perquisites to its executive officers and certain other officers.

Company’s Human Resources Advisory Committee

The Company has a Human Resources Advisory Committee (“HRAC”) that is composed solely of officers and is focused upon establishing policy with respect to human resource matters. Under its charter, the Compensation Committee is charged with appointing the membership of the HRAC. Each year the Compensation Committee reviews the membership of the HRAC, and, with input from the chair, president and chief executive officer, selects members of management to serve on that committee.

Regulatory Updates and Governance Practices

Throughout 2012, the Compensation Committee regularly received updates from Hay Group regarding regulatory developments in the area of executive compensation. Those updates also addressed executive pay and governance practices as established by corporate governance rating firms. In establishing the executive compensation program that is more fully described in the Compensation Discussion and Analysis beginning on page 34 of this proxy statement, the Compensation Committee is ever mindful of these regulatory developments and executive pay and governance practices and endeavors to ensure that the Company’s executive compensation program is in alignment with those developments and practices.

Deductibility of Executive Compensation

In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which disallows corporate deductibility for “compensation” paid in excess of one million dollars to the chief executive officer and other three highest paid executives unless the compensation is “qualified performance-based compensation”, which includes a requirement that it be payable solely on achievement of objective performance goals. The At Risk Plan, as re-approved by our shareholders in May 2011, has been structured to give the Compensation Committee the discretion to award compensation which satisfies the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code. Consequently, the Compensation Committee intends to the extent practical and consistent with the best interests of the Company and its shareholders to use compensation policies and programs that preserve the tax deductibility of compensation expenses. The At Risk Plan also requires deferral of any payment to these executives if the deduction would be eliminated by Section 162(m) until the deduction would no longer be eliminated or the executive officer separates from service. The delayed payment is automatically transferred to our nonqualified deferred compensation plan. In the case of Mr. Chapman, Chair of the Board, President and Chief Executive Officer, a portion of his 2011 annual incentive, which was paid in 2012, was deferred pursuant to this provision. That deferred compensation will be paid to Mr. Chapman at such time as it is deductible by the Company for tax purposes.

Annual Committee Charter Review and Performance Evaluation

As required by the Compensation Committee’s charter, late in 2012 the Compensation Committee reviewed the charter and determined that no modifications were necessary or advisable. In early 2013, the Compensation Committee again reviewed its charter and approved updates to comply with the amended listing standards of the NYSE. Also, as required by the Compensation Committee’s charter, the Compensation Committee has conducted an annual performance evaluation, the results of which have been discussed with the Compensation Committee.

Compensation and Benefits Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to the Company’s annual report on Form 10-K.

Commitment

The Compensation Committee is committed to fulfilling its responsibilities as set forth in the committee charter. The Compensation Committee expects to meet at least three times in 2013.

Compensation and Benefits Committee

Jean L. Wojtowicz, Chair,
Anton H. George,
Martin C. Jischke, and
R. Daniel Sadlier

COMPENSATION DISCUSSION AND ANALYSIS

In this “Compensation Discussion and Analysis” section the terms “we,” “our,” and “us” refer to Vectren Corporation and the term “Compensation Committee” refers to the Compensation and Benefits Committee of Vectren’s Board of Directors and the term “executive officers” refers to those executive officers named in the Summary Compensation Table in this proxy statement. Information concerning the compensation of directors can be found under the heading “Director Compensation” beginning on page 13 of this proxy statement.

Forward-Looking Statements

The following discussion and analysis contains statements regarding our future and individual performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

The following is an overview of our Compensation Discussion and Analysis. A more detailed disclosure follows this summary.

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The primary objectives of our compensation program are paying for Company performance, individual performance, level of job responsibility and attracting and retaining successful, high achieving employees.

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In order to ensure that we are achieving our compensation program objectives, the Compensation Committee uses performance measures to assess our performance, financial and strategic achievements to evaluate the performance of the chief executive officer (“CEO”). The CEO assesses the individual performance of all other executive officers and presents a performance assessment and compensation recommendation to the Compensation Committee for review and approval. The Compensation Committee with the assistance from its independent compensation consultant, Hay Group, Inc. (“Hay Group”), reviews market compensation information from Hay Group’s Energy Industry Executive Compensation Report and Hay Group’s general industry compensation database, along with peer group data benchmarks to determine that the executive compensation programs are competitive in both pay levels and mixes of pay (fixed versus incentive opportunities).

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The total compensation program for executive officers includes base salaries, annual and long-term incentive opportunities, and retirement and welfare benefits. Prior to 2012, we had a perquisites policy which set limits for executive officers at $5,000 and required a 20% co-payment on all eligible expenses, which were primarily restricted to personal financial planning and wellness initiatives. The Compensation Committee elected to discontinue this perquisites policy for executive officers effective January 1, 2012.

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In 2011, the Compensation Committee in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and on the advice of its independent compensation consultant adopted a policy to recoup or clawback future annual incentive compensation paid to current and former officers that resulted from a material restatement of financial statements. The Compensation Committee expects to review and refine, if necessary or advisable, this policy after the SEC provides guidance on how to address recoupment under the Dodd-Frank Act.

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While all executive officers receive a mix of short-term and long-term incentive compensation, a greater portion of compensation that can be earned by our executive officers is tied to long-term performance because they are in a position to have greater influence on long-term results. A significant portion of compensation that can be earned by our executive officers is directly related to both annual and long-term Company performance-based goals that are established by the Compensation Committee.

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We have an executive severance plan and change in control agreements in which the executive officers of the Company participate. The change in control agreements use a “double trigger” upon a change in control, such that payments are only made upon a change in control and qualified termination of employment. The change in control agreements also use a modified severance payment cap whereby the severance payment would be reduced to a level below the Section 280G safe harbor amount if the executive officer would receive a higher after-tax benefit than if the executive officer were to pay the applicable excise tax on the full payment amount.

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To align executive officers’ interests with those of our shareholders, we link compensation to pay for performance by the use of short-term and long-term compensation opportunities. The short-term incentive is paid in cash and is primarily measured by our earnings performance. The 2012 performance goals for the short-term incentive included Earnings Per Share (“EPS”), customer satisfaction, conservation, safety and for one executive officer with direct responsibility for our electric utility power supply operations, equivalent availability. The Compensation Committee also establishes an EPS trigger which must be met before any payments are made. The 2012 long-term incentive grants to executive officers consisted solely of performance-based stock units with the performance measurement spread equally between (1) our total shareholder return performance against our peer group and (2) our return on equity performance against pre-established performance goals.

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We have a share ownership policy which requires executive officers to meet share ownership targets. Executive officers have a share ownership target based on a multiple of their base salary, which is two times base salary for Mr. Bohls, three times base salary for Messrs. Benkert, Christian, and Doty, and five times base salary for Mr. Chapman.

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In addition to tax-qualified plans, the executive officers participate in a nonqualified benefit restoration plan and nonqualified deferred compensation plans which restore the benefits that are lost due to Internal Revenue Service (“IRS”) limitations. In addition, we have an unfunded supplemental retirement plan. Participation in the unfunded supplemental retirement plan is frozen and only four active employees are participants: Messrs. Chapman, Benkert, Christian and Doty.

Objectives of Vectren’s Compensation Programs

The primary objectives of our executive compensation programs are as follows:

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Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns because those employees have more ability to affect the Company’s results.

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Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers who compete with us for talent. Our compensation programs are designed to be competitive with market practices for comparable sized companies in the U.S. utility and industrial markets, with the data that we take into consideration weighted 75% and 25%, respectively, to approximate our mix of utility and nonutility businesses.

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Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier Company and individual performance; likewise, when Company performance lags the industry and/or individual performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay for performance and retention must be balanced.

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While all executive officers receive a mix of both annual and long-term incentives, executive officers at higher levels have an increasing proportion of their compensation tied to long-term performance because they are in a position to have greater influence on long-term results.

In assessing the appropriate overall compensation level for our executive officers, the Compensation Committee considers numerous factors and challenges facing our business, including:

• Our need to attract and retain effective management;

•	The competitive markets in which we operate;

•	The economic conditions and resulting business challenges in the Midwest compared to other regions of the country;

•	The increasing regulation of our operations and the resulting impact on the cost of our products and services and our customers’ ability to pay for the services they receive;

•	The challenges and potential cost to access capital to finance our ongoing operations;

•	The impact of the increasingly volatile energy markets; and

•	The importance of our nonutility businesses to our overall long-term success.

Executive Compensation Strategy and Process

The Compensation Committee has established a number of processes to assist in ensuring that our executive compensation program is achieving its objectives. Among those are:

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Assessment of Company Performance. The Compensation Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of Company and industry performance, including, among other measures, earnings per share, return on equity and total shareholder return. The Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company performance measures, against which actual performance determines the size of payouts under the Company’s incentive programs.

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Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. Annually, each member of the Board completes a comprehensive evaluation of the CEO’s performance on a range of different performance measures including financial, operating and strategic achievements. The Compensation Committee meets to summarize and discuss the results of the evaluation process. The chair of the Compensation Committee then reports the results of this process to the full Board in executive session. For the other executive officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s direct interactions with each executive officer. As with the CEO, the performance evaluation of these executive officers is based on achievement of objectives by the Company and the executive officer, their contribution to the Company’s performance and other leadership accomplishments.

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Benchmarking. The Compensation Committee used market compensation information from Hay Group’s Energy Industry Executive Compensation Report and Hay Group’s general industry compensation database to ensure that the executive compensation program as a whole is competitive, meaning generally within the 50th percentile of comparative pay of similar sized companies within Hay Group’s database when the Company achieves targeted performance levels. The Compensation Committee also reviews peer group market compensation data as another data source for consideration in benchmarking compensation levels and pay mixes. The peer group criteria are described in detail on pages 42-43. The individual’s relative position is driven by Company and individual performance.

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Total Compensation Review. The Compensation Committee annually reviews each executive officer’s base pay, annual incentive and long-term equity incentive with the guidance of the Compensation Committee’s independent consultant. In addition to these primary compensation elements, the Compensation Committee reviews the deferred compensation programs and other compensation that would be required under various severance and change in control scenarios.

While the Committee reviews internal pay equity, it does not adhere to any multiple of pay policy or maximum or minimum levels of compensation.

Material Differences in Compensation Policies for Individual Executive Officers

The Compensation Committee conducts an annual performance review of the CEO based on his contributions to the Company’s performance, achievement of objectives and leadership accomplishments. As discussed above, for the other executive officers, the Compensation Committee receives a performance assessment from the CEO and exercises its judgment based on the Board’s interaction with the particular executive officer. As noted above under the caption “Executive Compensation Strategy and Process,” compensation is based on the level of job responsibility, Company performance and individual performance. In addition, as part of the benchmarking process, as noted above, the Compensation Committee reviews market information with respect to the levels of compensation for executive positions similar to those held by our executive officers. Market comparability is an important factor in determining the amount of compensation awarded to the individual executive officer. Market data reflects that the chief executive officers of our peer companies are paid higher, and with a greater proportion of at risk compensation, than other executives at those same peer group companies.

Monitoring of the Company’s Pay Practices

The Compensation Committee is mindful of the need to ensure that our pay practices are appropriate and in line with the market for executive compensation.

Using its independent compensation consultant, the Compensation Committee designs total compensation packages which ensure that any differential between the pay for the CEO and the other executive officers is market based and is not excessive.

As discussed in more detail on pages 63-64 of this proxy statement, under the oversight of the Compensation Committee, the compensation programs employ multiple metrics and have absolute caps, all of which are intended to minimize risk taking related to compensation arrangements that would be disadvantageous to the Company and our stakeholders.

After a thorough market-based review in 2011, the Compensation Committee, with approval from the Board, approved the termination of the employment agreements with the executive officers, and effective December 31, 2011, we implemented new change in control agreements for executive officers and allowed executive officers to participate in a severance plan which is discussed further on page 53. The purpose of the change was to establish pay multiples, other post-employment benefits and post-employment restrictive covenants consistent with current market and best pay practices. For example, we reduced most pay multiples, implemented the use of a double trigger upon a change in control, such that payments are made only upon a change in control and qualified termination of employment, eliminated the excise tax gross-up feature and established a modified severance payment cap whereby the severance payment would be reduced to a level below the Section 280G safe harbor amount if the executive would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

The performance metrics used in our incentive plans for the executive officers are designed to be compliant with the requirements of Section 162(m) of the Internal Revenue Code and have not been changed during performance periods to accommodate degradations in performance.

With respect to performance based long-term incentive grants that are tied to our common stock, cash dividends are not paid during the performance period and, instead, these dividend amounts are accrued and are at risk dependent upon the performance of the underlying grant.

Under the Insider Trading Policy that has been approved by the Board, executive officers are prohibited from engaging in hedging transactions, pledging transactions and forms of speculation with respect to the Company’s common stock and related securities.

We do not provide tax reimbursement for executive life insurance or other such benefits.

Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual vote to approve a non-binding advisory resolution approving the compensation of our executive officers. At our annual meeting of shareholders held on May 16, 2012, approximately ninety-six percent (96%) of the votes cast at the meeting were voted in favor of the compensation paid to our executive officers, as disclosed in the Compensation Discussion and Analysis. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation, and this was considered by the Compensation Committee in deciding not to change its approach in 2012. The Compensation Committee will continue to consider the outcome of our non-binding proposal to approve the compensation of our executive officers when making future compensation decisions.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance with the discharge of its responsibilities. In accordance with this authority, the Compensation Committee engaged Hay Group as its independent consultant for 2012. Hay Group has been the Compensation Committee’s independent consultant since September of 2005. Hay Group was originally selected following a process whereby the Compensation Committee interviewed a number of consultants. Hay Group was selected based upon the Compensation Committee’s assessment of the firm’s overall expertise in the area of providing compensation counsel to board compensation committees. The independent consultant reports directly to the Compensation Committee and attends the Compensation Committee meetings. The Compensation Committee restricts the scope of its engagement of Hay Group to executive compensation and other compensation and benefit matters that are reported to the Compensation Committee. The Compensation Committee has in place the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, as amended, which ensures that consultants and advisors engaged under the policy remain independent of the Company and its management. The policy requires consideration of all relevant facts and circumstances including six independence factors and consideration of any conflicts of interest before engaging any consultant and advisor. The independent compensation consultant may also perform services for the Nominating and Corporate Governance Committee. In 2012, an analysis of non-employee director compensation was performed by Hay Group and is discussed further on page 18. The work performed by Hay Group has not raised any conflicts of interest.

The independent compensation consultant provides an additional measure of assurance that our executive compensation program is a reasonable and appropriate means to achieve our objectives. The independent compensation consultant’s role is to advise the Compensation Committee on all executive compensation matters, including the following:

•	Executive compensation philosophy and strategy;

•

Executive compensation market analysis, which includes an annual competitive comparison of our pay levels to market practice for base salary, total cash compensation (base salary plus annual incentive) and total direct compensation (total cash compensation plus long–term incentive opportunities);

•	Executive compensation incentive plan design, employment agreements, severance and change in control benefits, targets and performance measures; and

•	Rules, regulations and developments in executive compensation.

Role of Management in the Compensation Process

Compensation determinations for our executive officers, including our president and CEO, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman, Chair, President and CEO. He provides recommendations to the Compensation Committee regarding the base salaries, annual incentives and long-term incentive opportunities for the other executive officers. With approval from the Compensation Committee chair, he receives and reviews market data from the Compensation Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the officer’s contribution to the Company over the past year, the overall performance of each officer, the officer’s experience and potential, and any change in the officer’s functional responsibility, among other items, and after he takes internal pay equity into account he makes his recommendations to the Compensation Committee. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee has the final decision making authority and can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for executive officers are made by the Compensation Committee. The chairman, president and CEO and other members of management in attendance at Compensation Committee meetings are excused when decisions regarding their individual compensation are discussed by the Compensation Committee.

Elements of Vectren’s Compensation

Our total compensation program for executive officers includes base salaries, annual and long-term incentive opportunities under the At Risk Plan, and retirement and welfare benefits.

Base Salary

Base salaries, which are reviewed annually and become effective the first of March of the applicable year, are the non-variable element of cash compensation and are set relative to each position’s functions and responsibilities and the performance of the executive officer, with the intention of being competitive with market practices. Market data is provided to the Compensation Committee by its independent compensation consultant. Establishing market-aligned salaries provides an objective standard by which to judge the reasonableness of our salaries, maintains our ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded. Generally, base salaries are based on the executive officer’s job responsibilities and performance in his or her position, the executive officer’s level of experience and expertise in a given area, and the executive officer’s role in developing and executing corporate strategy. The base salaries paid in 2012 to our executive officers are shown in column (c) of the Summary Compensation Table on page 46 of this proxy statement.

Annual Incentive Compensation

Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is linked to our performance and shareholder returns. Accordingly, all of our executive officers have a significant portion of their total compensation at risk. Participation in the shareholder-approved At Risk Plan is extended to the executive officers designated by the Compensation Committee in light of the roles they play in achieving financial and operating objectives. Under the At Risk Plan, the Compensation Committee provides for the payment of at risk annual compensation in the form of cash.

Annual incentive opportunities under the At Risk Plan are based on the Compensation Committee’s annual review of prevailing practices for comparable positions among similar companies of comparable size. The Compensation Committee determines the potential annual incentive award and bases the target award upon a percentage of each participant’s base salary.

The following table summarizes the executive officers 2012 target annual incentive opportunity and the weighting of performance metrics used by the Compensation Committee to determine the 2012 annual incentive opportunity under the At Risk Plan:

	Consolidated	Customer			Equivalent	Target Payout
Executive	EPS	Satisfaction	Conservation	Safety	Availability	(% of base salary)(1)

Carl L. Chapman	70%	10%	10%	10%		100%
Jerome A. Benkert, Jr.	70%	10%	10%	10%		65%
Ronald E. Christian	70%	10%	10%	10%		65%
William S. Doty	60%	10%	10%	10%	10%	60%
John M. Bohls	100%					50%

(1)  Additional information on the range of annual incentive payouts can be found in the 2012 Grants of Plan-Based Awards Table on page 47.

•	Consolidated EPS—measures our achievement of specified earnings per share levels.

•	Customer Satisfaction—measures our achievement of specified levels of customer satisfaction based upon the following measures:

• Efficiency and Effectiveness—measures the percentage of calls answered within a specified time, and measures the percentage of customer transactions completed in the first call or contact;

• Perception—measures customer perception of our customer service; and

• Contact—measures the satisfaction of customers we have recently served.

•

Conservation—measures the achievement of gross therm savings in our service territories due to gas conservation programs in effect in Indiana and Ohio, and measures the achievement of electric savings in our Indiana service territory through conservation programs.

•	Safety—measures the minimization of DART (days away or restricted days or job transfer) incidents at the utility business.

•	Equivalent Availability—measures the achievement of a specified level of equivalent availability at our wholly-owned, coal fired electric generation facilities.

For each metric, a range of performance levels and corresponding award levels were established for 2012: threshold (zero payment), target (a percentage of base salary), and maximum (two times target). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of predetermined target performance levels. The Compensation Committee has authority to decrease, but not increase, a payout to the executive officers.

For 2012, the Compensation Committee established a trigger mechanism for the payout of the annual incentive to executive officers. In order to achieve a payout under the At Risk Plan for 2012, the threshold of consolidated EPS of $1.55 was required to be achieved to trigger any payment upon satisfaction of the criteria for customer satisfaction, conservation, safety and equivalent availability. The Compensation Committee has the authority to decrease the award and reserved the discretion to adjust EPS for certain predetermined events, none of which occurred in 2012. Actual 2012 results for the executive officers were as follows: Consolidated EPS 130.0% of target; Customer Satisfaction 147.8% of target; Conservation 177.0% of target; Safety 191.7% of target; and Equivalent Availability 153.3% of target. The annual incentive amount paid to each executive officer is reflected in Column (g) of the Summary Compensation Table. These amounts will be realized compensation to the executive officers in 2013, when the amounts are actually paid.

The table below shows the metrics, various performance goal levels and actual results for the 2012 annual incentive opportunity:

						Conservation (Gas/Therms 000’s,
		Customer Satisfaction				Electric/MWhs 000’s)

	Consolidated	Efficiency	Effectiveness	Perception	Contact	Gas-IN	Gas-OH	Electric-	Electric-		Equivalent
	EPS	(10%)	(10%)	(40%)	(40%)	(50%)	(20%)	Plus (20%)	Core (10%)	Safety	Availability

Threshold	$1.55	78%	83%	93%	92%	2,100	675	13	32	28	85.1%
Target	$1.85	82.7%	88%	95%	94%	2,800	900	17	43	22	88.1%
Maximum	$2.15	90%	92.1%	97%	96%	3,100	1,000	19	47	10	91.1%
2012 Results	$1.94	90.9%	86.9%	95.1%	95.9%	3,378	1,115	18.7	30.8	11	89.7%

For 2013, the Compensation Committee elected to employ the same performance measures that were used in 2012. The EPS measure for the 2013 annual incentive will be adjusted for any of the following: (1) 90% of the accounting impacts related to business exit transactions, whether a gain of loss; (2) if business operations are discontinued during the year, whether classified for GAAP purposes as discontinued operations or not, earnings for incentives will be earnings from continued operations, and the incentive target will be adjusted to exclude any amounts related to the operations that were discontinued; (3) if there is a business acquisition and the acquired business was not included in the earnings target and an increase or a reduction of earnings occurs as a result of the acquired business, then the change in earnings will be excluded for purposes of calculating earnings; and (4) earnings will exclude a change to mark to market accounting where non-GAAP financial earnings are disclosed for ProLiance Holdings, LLC. The EPS adjustments are intended to incent participants to focus on operational business performance from continuing operations. The Compensation Committee again established a trigger mechanism for the payout of the annual incentive to officers. In order to receive a payout under the At Risk Plan for 2013, the threshold of consolidated EPS of $1.70, including the effects of the adjustment rules discussed above, must be achieved to trigger any payment upon the satisfaction of the criteria for customer satisfaction, conservation, safety and equivalent availability.

The table below shows the metrics and various performance goal levels for the 2013 annual incentive opportunity:

						Conservation (Gas/Therms 000’s,
		Customer Satisfaction				Electric/MWhs 000’s)

	Consolidated	Efficiency	Effectiveness	Perception	Contact	Gas-IN	Gas-OH	Electric-	Electric-		Equivalent
	EPS	(10%)	(10%)	(40%)	(40%)	(50%)	(20%)	Plus (20%)	Core (10%)	Safety	Availability

Threshold	$1.70	78%	83%	93%	93%	2,000	580	15	38	28	85.3%
Target	$2.00	82.7%	88%	95%	95%	2,700	775	20	50	18	88.3%
Maximum	$2.30	90%	92.1%	97%	97%	3,000	850	22	55	6	91.3%

As noted previously, in February 2011, the Compensation Committee adopted the Vectren Corporation Annual Incentive Payment Recoupment Policy. Under this policy, the Compensation Committee will seek reimbursement of post-2010 annual incentives paid under any annual incentive plan to any current or former officer of the Company, including its subsidiaries and affiliates, in the event of a material restatement of financial results due to material noncompliance with SEC financial reporting requirements and as defined in the policy. This policy is more fully discussed on page 31 of this proxy statement.

Long-Term Incentive Compensation

The purpose of the long-term incentive opportunity under the At Risk Plan is to retain our executive officers, motivate the attainment of our long-term growth and profit objectives and focus on the attainment of shareholder value. Under the At Risk Plan, the Compensation Committee determines the executive officers to whom grants will be made and the percentage of each executive officer’s base salary to be used for determining the amount of the grants to be awarded. The amount of an executive officer’s total compensation that is granted in performance-based stock units is based on industry market practices, our business strategies, the individual’s scope of responsibility, the individual’s ability to impact total shareholder return and return on equity and individual performance.

Like the potential cash payment that may be received as the annual incentive opportunity under the At Risk Plan, this component of total compensation is also performance driven and totally at risk. Actual award payouts are a function of achievement of predetermined target performance levels.

In 2001, our shareholders approved the adoption of the At Risk Plan, and in 2006, our shareholders reapproved the restated At Risk Plan. The At Risk Plan was reapproved by our Board on March 2, 2011 and by our shareholders on May 11, 2011. As of December 31, 2012, the At Risk Plan reserved approximately 3.6 million shares for issuance.

The Compensation Committee’s current practice is to approve equity awards to our executive officers in December, with an effective date of January 1st of the following year. The January 1st grant date aligns our equity awards and related performance goals with our fiscal year and business strategies, strengthening the linkage between our executive compensation programs and actual performance.

The use of performance-based stock unit awards accomplishes the following:

•	Links a greater portion of long-term incentive compensation to predetermined performance goals (i.e., relative total shareholder return and earned return on equity performance); and

•	Manages and controls future share usage for incentive compensation plan purposes.

In 2010, the Compensation Committee added a one-time grant of time-vested stock unit awards to all executive officers, except for the former CEO, in addition to performance-based stock unit awards. The rationale for this additional grant was that, for 2010, the Compensation Committee, in response to a recommendation from management, determined to continue to freeze the base salaries of the executive officers, including the CEO. The action was undertaken in recognition of the ongoing difficult economic conditions in the areas where the Company’s businesses operate. The purpose of the time-vested stock units was to offset the detriment of the second year of a base salary freeze. The mix of long-term grants in 2010 to executive officers, except to Mr. Ellerbrook, who was then the CEO and issued 100% performance-based stock units, was 90% performance-based and 10% time-vested stock units. The remaining shares from the one-time grant of time-vested stock units vested on December 31, 2012. There are no other time-vested awards outstanding.

For performance-based stock units, the Compensation Committee determined that, rather than paying cash dividends on the performance-based stock unit awards, cash dividends would automatically be converted into a number of shares of performance-based stock units determined by dividing the amount of the dividend by our closing price on the NYSE on the dividend date. These dividend equivalent stock unit awards are at risk and subject to the same restrictions on transferability, forfeitability and performance measurements as the underlying stock unit awards.

The Compensation Committee uses a peer group of companies for benchmarking, which is reviewed each year by our independent compensation consultant to ensure the group aligns with our attributes and business model. In order to be included in the 2012 peer group, a company needed to satisfy all of the following criteria:

A)	Be included in one of the following SIC Codes:

	4911:	Electric Services,

	4931:	Electric & Other Services Combined and

	4932:	Gas & Other Services Combined.

B)	U.S. domiciled;

C)	Minimum 3-year operating history of current company or predecessor company;

D)	Owns gas and electric distribution assets;

E)	3-year average utility operations contribute 50% or more of utility and nonutility earnings;

F)	3-Year average market capitalization greater than $0.5 billion and less than $8.0 billion;

G)	Company must qualify on the date of the award; and

H)	Deletions to the peer group after grant awarded only if SIC changes, the Company is acquired, nonutility grows beyond 50% or Company is no longer U.S. domiciled.

Our SIC Code is 4932.

The peer group utilized for the January 1, 2012 grant consists of the below listed companies. Because of the merger with Northeast Utilities in April 2012, NSTAR was removed from the peer group:

ALLETE, Inc.	Alliant Energy Corporation

Ameren Corporation	Avista Corporation

Black Hills Corporation	CenterPoint Energy, Inc.

CH Energy Group, Inc.	CMS Energy Corporation

Empire District Electric Company	Integrys Energy Group, Inc.

NiSource, Inc.	Northeast Utilities

NorthWestern Corporation	NV Energy, Inc.

Pepco Holdings, Inc.	SCANA Corporation

TECO Energy, Inc.	UIL Holdings Corporation

UNS Energy Corporation	Wisconsin Energy Corporation

For 2012, the number of performance-based stock unit awards approved by the Compensation Committee at its December 2011 meeting was intended to provide each of our executive officers with a market-aligned long-term incentive value consistent with our compensation philosophy. The number of performance-based stock units awarded to each executive in 2012 was calculated using the following assumptions (1) our closing stock price on the NYSE on December 9, 2011 discounted for risk of forfeiture over the three-year performance period and over the additional one-year vesting period, (2) annual dividend rate of $1.40 and (3) reinvestment of dividends subject to achievement of performance goals. The grants of performance-based stock units were effective as of January 1, 2012. The ultimate earned value of these grants will be determined equally by (1) our total shareholder return performance relative to the peer group listed above, and (2) our earned return on equity performance with an absolute measure set at a threshold of 8%, a target of 10% and a maximum of 12%. The targets for 2012 return on equity measurements were weighted predominately by utility targets established with reference to authorized regulatory returns and, to a lesser degree, by the higher risk-adjusted non-regulated return on equity targets established by the Compensation Committee as appropriate for that portion of our overall portfolio. The performance period is three years, and each metric has an equal weight. The Compensation Committee will employ linear interpolation to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at the 90th percentile or above will result in a doubling of that portion. The Compensation Committee also will employ linear interpolation to calculate the payout on earned return on equity performance and performance below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. Consistent with prior grants, subject to limited exceptions, the recipient will be required to remain employed by us through December 31, 2015, which is one year after the end of the performance period.

For the most recent performance period ending December 31, 2012, approximately 74% of the original January 1, 2010 performance-based stock unit grant plus accrued dividends was earned. The stock units remaining after this forfeiture are shown in Column (g) of the 2012 Outstanding Equity Awards at Fiscal Year-End Table. Generally, as with the stock unit awards that vested in 2012, stock units will be paid to the executive officers in cash (the 2012 stock award payments are included in the realized pay table). If the executive officer is not in compliance with the Company’s stock ownership guidelines when a stock unit award vests, the payment will be paid in Company stock.

At the Compensation Committee’s December 2012 meeting, the Compensation Committee determined the long-term incentive opportunity to be provided in 2013. The Compensation Committee followed its practice of using the closing stock price on the second Friday prior to the Compensation Committee’s December meeting date. The Compensation Committee determined the number of performance-based stock units included in the January 1, 2013 grants based upon a market competitive long-term incentive value for each executive officer and the number of stock units awarded were calculated using the following assumptions (1) our closing price on the New York Stock Exchange on November 23, 2012, discounted for risk of forfeiture over a three year performance period and one year additional vesting period, (2) annual dividend rate of $1.42 and (3) reinvestment of dividends subject to achievement of performance goals.

At the February 2013 meeting, the Compensation Committee finalized the 2013 peer group of companies and removed Northeast Utilities as the company no longer met the market capitalization criterion. All other companies from the 2012 peer group remained eligible and were included in the 2013 peer group. For 2013, the same adjustments to the EPS measure for the annual incentive discussed on page 41 will also be applied to the return on equity measure. Also, the Compensation Committee has the authority to decrease the award.

The January 1, 2013 performance-based stock unit grant will be measured against the performance of our peer group companies noted above. The performance measurement will be weighted equally between (1) our total shareholder return performance relative to the 2013 peer group, and (2) our earned return on equity performance, with an absolute measure set at a threshold of 8%, a target of 10% and a maximum of 12%. The return on equity measurements were established as long-term targets for the business, as well as for business investment decisions and were unchanged from 2012. The performance period on this grant commenced on January 1, 2013 and will conclude on December 31, 2015. At the end of the performance period, the grant is subject to a one year holding period during which, generally, the executive must continue to be employed by us. The payout will be valued based upon the average of the closing price on the New York Stock Exchange for the three consecutive trading days immediately preceding December 25, 2016 and all restrictions will lapse on December 31, 2016. Executives will not have any voting rights with respect to those stock units and no cash dividends will be paid on performance-based stock units during the period of restriction. However, dividends will accrue on the performance-based stock units and the amount of dividends ultimately paid will be determined based upon the actual amount of stock units that are awarded following the performance measurement using the two metrics described above. The Compensation Committee reserved the right in the grant agreements that any successor recoupment policy adopted by the Compensation Committee will apply to such long-term incentive grants.

REALIZED COMPENSATION

The calculation of total compensation, as shown in the 2012 Summary Compensation Table that appears on page 46, includes several items that are driven by accounting assumptions and which are not necessarily reflective of the compensation actually realized by the named executive officer in a particular year. To supplement the SEC required Summary Compensation Table, we have included the realized compensation table below, which shows the total compensation actually realized by each named executive officer, as reported on the named executive officer’s Form W-2 for each calendar year shown. The primary differences between the 2012 realized compensation amounts and the total compensation amounts disclosed in the Summary Compensation Table are the Stock Awards value and the Change in Pension Value and Nonqualified Deferred Compensation Earnings value. Both of these values represent compensation that will be realized by the named executive officers in future years, with the delivery of the Stock Awards value being contingent on the Company’s successful achievement of predetermined financial performance targets.

2012 Realized Compensation Table (Source Form W-2)

Name and Principal Position	Year	Realized Compensation (1)

Carl L. Chapman	2012	$1,717,780
Chairman, President and	2011	$1,613,988
Chief Executive Officer	2010	$1,544,381

Jerome A. Benkert, Jr.	2012	$825,984
Executive Vice President, Chief Financial Officer &	2011	$1,023,266
President, Shared Services	2010	$834,504

Ronald E. Christian	2012	$743,098
Executive Vice President, Chief Legal and	2011	$886,750
External Affairs Officer & President, Vectren South	2010	$749,732

William S. Doty	2012	$653,500
Executive Vice President of Utility Operations &	2011	$677,995
President Vectren Utility Holdings, Inc.	2010	$630,196

John M. Bohls	2012	$526,291
President, Vectren Energy Marketing	2011	$568,878
	2010	$576,501

(1)

The amounts reported in the table above reflect income for the calendar years shown as reported on the named executive officers’ Form W-2. These amounts differ from the amounts reported in the total compensation column of the 2012 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2012 Summary Compensation Table. Generally speaking, realized compensation excludes the following as reported in the Summary Compensation Table (1) the grant date fair value of the stock awards (as reflected in the Stock Awards column) as it is likely different amounts will be realized or paid at a future date depending on actual performance of the Company (in future years the amounts actually paid relating to the stock award grants will be reflected in named executive officers’ realized compensation); (2) the year-over-year change in pension value (as reported in the Change in Pension Value and Nonqualified Deferred Compensation Earning column) as these amounts will be paid to the named executive officer at a future date; and (3) bonus amounts that were earned in a particular year and actually paid in a subsequent year (as reflected in the Non-Equity Incentive Plan Compensation column). Realized compensation reflects salaries, bonuses and stock units that vested and were actually paid in the reported calendar year. Also, as reported in box 5 of Form W-2, realized compensation includes deferrals of compensation by the named executive officer into the qualified and nonqualified deferred compensation plans, and excludes any amounts previously deferred into these plans and paid in a subsequent year.

2012 SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to or earned by each of the named executive officers during the fiscal year ending December 31, 2012, as required under SEC rules.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Carl L. Chapman	2012	$711,156	$0	$1,474,875	$0	$1,034,188	$1,359,268	$104,461	$4,683,948
Chairman, President and	2011	$641,156	$0	$1,114,180	$0	$694,200	$602,072	$96,324	$3,147,932
Chief Executive Officer	2010	$531,694	$0	$766,806	$0	$367,138	$384,214	$107,993	$2,157,845

Jerome A. Benkert, Jr.	2012	$388,763	$0	$598,000	$0	$364,484	$346,887	$47,836	$1,745,970
Executive Vice President,	2011	$366,841	$0	$552,160	$0	$236,840	$127,690	$52,043	$1,335,574
Chief Financial Officer &	2010	$354,000	$0	$540,106	$0	$148,921	$102,941	$74,181	$1,220,149
President, Shared Services

Ronald E. Christian	2012	$364,494	$0	$465,750	$0	$341,211	$249,108	$44,986	$1,465,549
Executive Vice President,	2011	$346,347	$0	$436,305	$0	$223,639	$73,274	$47,285	$1,126,850
Chief Legal and External Affairs	2010	$334,001	$0	$426,819	$0	$140,507	$72,298	$65,252	$1,038,877
Officer & President, Vectren South

William S. Doty	2012	$319,926	$0	$408,250	$0	$281,058	$580,527	$23,802	$1,613,563
Executive Vice President of	2011	$303,441	$0	$382,075	$0	$193,145	$324,277	$27,594	$1,230,532
Utility Operations & President	2010	$292,001	$0	$373,720	$0	$103,570	$282,143	$43,726	$1,095,160
Vectren Utility Holdings, Inc.

John M. Bohls	2012	$283,134	$0	$330,625	$0	$185,380	$16,253	$30,465	$845,857
President, Vectren Energy	2011	$272,586	$0	$313,055	$0	$105,033	$10,503	$35,216	$736,393
Marketing	2010	$266,001	$0	$385,808	$0	$62,067	$11,347	$52,525	$777,748

(1)	Amounts shown represent base salaries earned during the fiscal year.

(2)	SEC rules require performance-based non-equity awards to be included in column (g) Non-Equity Incentive Plan Compensation.

(3)

In 2011 and 2012, the named executive officers received only performance-based stock units. The 2012 stock awards are detailed in the 2012 Grants of Plan Based Awards Table on page 47 of this proxy statement. In addition, in 2010, the named executive officers received time-vested stock units as well as performance-based stock units. The compensation cost for stock unit awards represents the aggregate grant date fair market value of each equity award computed in accordance with FASB ASC Topic 718. If the conditions for the highest level of performance are achieved, the value of the performance-based stock unit award at the grant date would be as follows: Chapman: 2012 – $2,949,750, 2011 - $2,228,360, 2010 - $1,375,660, Benkert: 2012 - $1,196,000, 2011 - $1,104,320, 2010 - $971,620, Christian: 2012 - $931,500, 2011 - $872,610, 2010 - $764,790, Doty: 2012 - $816,500, 2011 - $764,150, 2010 - $673,400, and Bohls: 2012 - $661,250, 2011 - $626,110, 2010 - $692,640. At the lowest level of performance, the performance-based stock unit awards are forfeited. No options were granted in 2012, 2011 or 2010. For financial reporting purposes, no determination of grant date fair value is required as the stock unit awards are accounted for as liability awards since they are, or can be, settled in cash. For purposes of the required disclosure in this proxy statement, a Monte Carlo valuation model was used to estimate the grant date fair value of the stock unit awards. The Monte Carlo model utilizes multiple inputs to produce distributions of total shareholder return for the Company and each of its peer group companies to calculate the fair value of each award. Expected volatilities utilized in the model are based on implied volatilities from the historical volatility of stock prices for us and each peer company, using daily adjusted stock prices for the three year period preceding each grant date. The dividend yield is based on historical experience and our estimate of future dividend yields. The risk-free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the performance period. The grant date fair values of the stock unit awards for 2012, 2011 and 2010 were determined using the following assumptions (actual amounts earned will be determined after the applicable three-year performance period and paid one year later):

	2012	2011	2010

Dividend yield	4.58%	5.38%	5.45%
Risk-free interest rate	0.40%	1.02%	1.70%
Volatility	21.18%	27.20%	27.18%

(4)

The amounts shown in this column are exclusively annual cash awards under the At Risk Plan for 2012, 2011 and 2010 performance, which is discussed under the heading “Annual Incentive Compensation” in the Compensation Discussion and Analysis. The amounts reported are the amounts earned in the reported year but actually paid in the subsequent year.

(5)

This column reflects the increase in the actuarial present value of the named executive officers’ benefits under all pension plans of the Company determined using interest rate and post-retirement mortality assumptions consistent with those used in the Company’s financial statements. No above-market or preferential earnings are paid on deferred compensation pursuant to the Company’s deferred compensation plans.

(6)

This column reflects cash dividends paid on stock units issued under the At Risk Plan, as previously noted, the outstanding performance-based grants accrue dividends as additional stock units and do not pay dividends in cash (Chapman: 2012 - $1,499, 2011 - $17,864, 2010 - $58,654, Benkert: 2012 - $1,030, 2011 - $12,196, 2010 - $39,963, Christian: 2012 - $843, 2011 - $9,795, 2010 - $32,967, Doty: 2012 - $703, 2011 - $8,162, 2010 - $27,472, and Bohls: 2012 - $749, 2011 - $8,932, 2010 - $28,973), employer contributions to the retirement savings plan (Chapman: 2012 - $15,000, 2011 - $14,700, 2010 - $14,700, Benkert: 2012 - $15,000, 2011 - $14,700, 2010 - $14,700, Christian: 2012 - $15,000, 2011 - $14,700, 2010 - $14,700, Doty: 2012 - $7,500, 2011 - $7,350, 2010 - $7,350, and Bohls: 2012 - $15,000, 2011 - $14,700, 2010 - $14,700), the dollar value of insurance premiums paid by, or on behalf of, us and our subsidiaries with respect to insurance for the benefit of executive officers (Chapman: 2012 - $18,641, 2011 - $17,962, 2010 - $8,334, Benkert: 2012 - $9,270, 2011 - $8,901, 2010 - $6,780, Christian: 2012 - $8,855, 2011 - $8,279, 2010 - $6,397, Doty: 2012 – 7,707, 2011 - $7,222, 2010 - $5,350, and Bohls: 2012 - $6,426, 2011 - $6,206, 2010 - $4,984), and deferred compensation contributions to restore employer contributions to our retirement savings plan (Chapman: 2012 - $69,321, 2011 - $45,798, 2010 - $26,305, Benkert: 2012 - $22,536, 2011 - $16,246, 2010 - $12,737, Christian: 2012 - $20,288, 2011 - $14,511, 2010 - $11,187, Doty: 2012 - $7,892, 2011 - $4,860, 2010 - $3,554, and Bohls: 2012 - $8,290, 2011 - $5,379, 2010 - $3,867).

2012 GRANTS OF PLAN-BASED AWARDS TABLE

The following table reflects the annual incentives and long-term stock unit grants awarded under the At Risk Compensation Plan to the named executives shown in the Summary Compensation Table.

									All	All
									Other	Other
									Stock	Option
									Awards:	Awards:		Grant Date
						Estimated Future Payouts			Number	Number	Exercise	Fair Value
			Non-Equity Incentive			Under Equity Incentive			of	of	or Base	of Stock
			Plan Awards (1)(2)			Plan Awards (3)			Shares of	Securities	Price of	Units and
									Stock or	Underlying	Option	Options
		Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
	Grant	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(4)
Name (a)	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Carl L. Chapman	1/1/12	12/20/11	$0	$725,000	$1,450,000	11,076	51,300	102,600	0	NA	NA	$1,474,875
Jerome A. Benkert, Jr.	1/1/12	12/20/11	$0	$255,515	511,030	4,491	20,800	41,600	0	NA	NA	$598,000
Ronald E. Christian	1/1/12	12/20/11	$0	$239,200	$478,400	3,498	16,200	32,400	0	NA	NA	$465,750
William S. Doty	1/1/12	12/20/11	$0	$193,860	$387,720	3,066	14,200	28,400	0	NA	NA	$408,250
John M. Bohls	1/1/12	12/20/11	$0	$142,600	$285,200	2,483	11,500	23,000	0	NA	NA	$330,625

(1)

These columns reflect the range of annual incentive payouts for 2012 performance under the At Risk Plan described on pages 39-41 under “Annual Incentive Compensation” in the Compensation and Discussion and Analysis. For 2012 performance, the actual payout in 2013 of 142.6% of target for Messrs. Chapman, Benkert, and Christian, 145.0% of target for Mr. Doty and 130.0% of target for Mr. Bohls is shown on column (g) of the Summary Compensation Table. These amounts will be recorded as realized compensation in 2013.

(2)

For each metric, a range of performance levels and corresponding award levels was established for 2012: threshold (zero payment), target (a percentage of base salary) and maximum (two times target). Linear interpolation was used for results between threshold, target and maximum. Actual award payouts were a function of achievement of predetermined target performance levels.

(3)

On December 20, 2011, the Compensation Committee authorized awards of performance-based stock units to be granted on January 1, 2012. The performance period on this grant commenced on January 1, 2012 and will conclude on December 31, 2014. After the end of the performance period, the grant is subject to a one-year continued employment holding period (with limited exceptions) and all restrictions will lapse on December 31, 2015. Linear interpolation will be used to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at the 90th percentile or above will result in a doubling of that portion. Linear interpolation will also be used to calculate the payout on earned return on equity performance and performance below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a discussion of the performance measures applicable to the grant.

(4)

This column reflects the value at the grant date based upon the probable outcome of the relevant performance conditions at target. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of any estimated forfeitures. This is further discussed on pages 46-47.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides information on the stock option exercises during the fiscal year ending December 31, 2012 and the performance-based and time-vested stock units vesting on December 31, 2012 for the named executive officers in the Summary Compensation Table. These amounts in column (e) are included in the realized compensation table.

	Option Awards		Stock Awards

			Number of
	Number of		Shares
	Shares Acquired	Value Realized	Acquired on
	on Exercise	on Exercise	Vesting	Value Realized on
	(#)	($)	(#)	Vesting ($)(1)
Name (a)	(b)	(c)	(d)	(e)

Carl L. Chapman	NA	NA	8,746	$257,132
Jerome A. Benkert, Jr.	NA	NA	6,108	$179,575
Ronald E. Christian	NA	NA	4,796	$141,002
William S. Doty	NA	NA	4,203	$123,568
John M. Bohls	NA	NA	4,372	$128,537

(1)

Represents the value of performance-based stock units pursuant to the February 12, 2009 grant (performance measurement date ending on December 31, 2011) and the time-vested stock units pursuant to the January 1, 2010 grant that vested on December 31, 2012. The closing price for shares of the Company’s common stock on the New York Stock Exchange on December 31, 2012 was $29.40.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes information on all equity grants outstanding at December 31, 2012 for the named executive officers in the Summary Compensation Table.

	Option Awards				Stock Awards

Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
			Equity				Market	Number	Payout
			Incentive			Number	Value	of	Value of
			Plan			of	of	Unearned	Unearned
			Awards:			Shares	Shares	Shares,	Shares,
			Number of			or Units	or Units	Units or	Units or
	Number of	Number of	Securities			of Stock	of Stock	Other	Other
	Securities	Securities	Underlying			That	That	Rights	Rights
	Underlying	Underlying	Unexercised	Option		Have	Have	That	That
	Unexercised	Unexercised	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable (1)	Unexercisable	(#)	($)	Date	(#) (2)	($) (3)	(#) (4)	($) (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Carl L. Chapman	21,000			$24.74	1/1/14	24,590	$722,946	103,670	$3,047,898
	32,000			$26.63	1/1/15
Jerome A. Benkert, Jr.	26,000			$26.63	1/1/15	17,368	$510,619	46,525	$1,367,835
Ronald E. Christian	25,000			$26.63	1/1/15	13,670	$401,898	36,516	$1,073,570
William S. Doty	16,000			$26.63	1/1/15	12,037	$353,888	31,992	$940,565
John M. Bohls	5,000			$24.74	1/1/14	12,381	$364,001	26,071	$766,487
	16,000			$26.63	1/1/15

(1)

As of January 1, 2012 all outstanding options were vested and exercisable. The Company has not granted stock options since 2005, and the re-pricing of stock options is prohibited under the At Risk Plan.

(2)

This column represents the number of performance-based stock units, which includes accrued stock unit dividend equivalents associated with the stock award, outstanding for each named executive officer as of January 1, 2013 that have been earned but are subject to a one-year holding period (with limited exceptions), in which the recipient must remain an employee of the Company. These awards were granted on January 1, 2010, were measured as of December 31, 2012 and will generally fully vest on December 31, 2013.

(3)

This column represents the market value of the unvested performance-based stock units in Footnote (2). The closing price per share of the Company common stock on the New York Stock Exchange on December 31, 2012 was $29.40.

(4)	This column represents the number of performance-based stock unit awards outstanding for each named executive officer on December 31, 2012, as reported in the following table:

		Awarded
		Performance-Based	Accrued
Named Executive Officer	Grant Date	Stock Units	Dividends

Carl L. Chapman	January 1, 2012	51,300	2,522
	January 1, 2011	45,200	4,648
Jerry A. Benkert, Jr.	January 1, 2012	20,800	1,022
	January 1, 2011	22,400	2,303
Ronald E. Christian	January 1, 2012	16,200	796
	January 1, 2011	17,700	1,820
William S. Doty	January 1, 2012	14,200	698
	January 1, 2011	15,500	1,594
John M. Bohls	January 1, 2012	11,500	565
	January 1, 2011	12,700	1,306

The performance awards have the following performance measurement and vesting dates: January 1, 2012 grant—performance measurement date ends December 31, 2014 and vests on December 13, 2015, and January 1, 2011 grant—performance measurement date ends December 31, 2013 and vests on

December 31, 2014. These grants, including the accrued stock unit dividend equivalents, are subject to forfeiture as provided by the At Risk Plan.

(5)

This column represents the market value of the unvested and unearned performance-based stock units as reported in Footnote (4). The closing price on December 31, 2012 was $29.40. The total value in this column is subject to performance adjustments and forfeiture.

RETIREMENT BENEFIT PLANS

Our named executive officers are eligible to participate in our tax-qualified defined benefit plan and tax-qualified defined contribution plan, which are subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2012, the Internal Revenue Code limited the amount of compensation that can be used to calculate a pension benefit to $250,000 and the amount of annual pension that can be paid from a tax qualified plan to $200,000. The tax-qualified defined benefit plan consists of a cash balance formula and a traditional final average pay formula. These plans were available to all non-union eligible employees in 2012. Non-union employees hired or rehired on or after January 1, 2013 will not participate in the tax-qualified defined benefit plan.

Named executive officers are also covered by nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded, nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under these restoration plans are paid from our general assets. We also have a supplemental pension plan which covers Messrs. Chapman, Benkert, Christian and Doty. Mr. Bohls is not a participant in the supplemental pension plan.

The following table provides the actuarial present value of each named executive officer’s total accumulated benefits under each of our pension plans in which the executive has participated in the past fiscal year. The present value of accumulated benefits is calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements. No payments were made under the pension plans to the named executive officers during 2012.

2012 Pension Benefits Table

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal
Name	Plan Name (1)	(#)	($)	Year ($)
(a)	(b)	(c)	(d)	(e)

Carl L. Chapman	Vectren Corporation Cash Balance Benefit	27.50	$229,397	$0
	Vectren Corporation Nonqualified Defined Benefit
	Restoration Plan	27.50	$261,328	$0
	Vectren Corporation Unfunded Supplemental Retirement
	Plan for a Select Group of Management Employees	27.50	$2,842,859	$0

Jerome A. Benkert, Jr.	Vectren Corporation Cash Balance Benefit	26.83	$172,314	$0
	Vectren Corporation Nonqualified Defined Benefit
	Restoration Plan	26.83	$114,718	$0
	Vectren Corporation Unfunded Supplemental Retirement
	Plan for a Select Group of Management Employees	26.83	$673,721	$0

Ronald E. Christian	Vectren Corporation Cash Balance Benefit	23.33	$153,168	$0
	Vectren Corporation Nonqualified Defined Benefit
	Restoration Plan	23.33	$71,726	$0
	Vectren Corporation Unfunded Supplemental Retirement
	Plan for a Select Group of Management Employees	23.33	$345,718	$0

William S. Doty	Vectren Corporation Combined Non-Bargaining
	Retirement Plan	18.33	$946,753	$0
	Vectren Corporation Nonqualified Defined Benefit
	Restoration Plan	18.33	$688,305	$0
	Vectren Corporation Unfunded Supplemental Retirement
	Plan for a Select Group of Management Employees	19.33	$786,443	$0

John M. Bohls	Vectren Corporation Cash Balance Benefit	10.50	$68,776	$0
	Vectren Corporation Nonqualified Defined Benefit
	Restoration Plan	10.50	$38,964	$0
	Vectren Corporation Unfunded Supplemental Retirement
	Plan for a Select Group of Management Employees	NA	NA	NA

(1)

We sponsor a tax-qualified defined benefit pension plan covering our eligible employees and certain employees of our subsidiaries who meet specified age and service requirements. The plan covers salaried employees, including named executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service. The costs of the plan are fully paid by the employer and are computed on an actuarial basis. The plan also provides for benefits upon death, disability, early retirement and other termination of employment under conditions specified therein. The compensation covered by the plan includes the salaries and non-equity incentive plan compensation shown under columns (c) and (g) of the Summary Compensation Table. In addition to the nonqualified defined benefit restoration plan, we also have a supplemental pension plan for certain named executive officers which provides fixed benefits at normal retirement age based upon the officer’s compensation over the 60-month period ending on his termination of employment. Benefits under the supplemental plan are offset by Social Security, the tax-qualified defined benefit plan, the nonqualified defined benefit restoration plan and benefits under the tax-qualified defined contribution plan and nonqualified defined contribution plan attributable to contributions made by us and our subsidiaries. Note 11 to our financial statements for the fiscal year ended December 31, 2012 (included in the annual report on Form 10-K filed with the SEC on February 15, 2013) describes the valuation method and assumptions used to calculate the present value of the accumulated benefits included in this table.

Non-Bargaining Retirement Plan

The Vectren Corporation Combined Non-Bargaining Retirement Plan is a tax-qualified defined benefit pension plan for salaried employees, including the named executive officers. The plan includes a cash balance formula and a traditional final average pay formula. The formula applicable to a particular participant depends on whether we or one of our predecessors first hired the participant and when that hire date occurred. Both formulas are based on the participant’s base salary and annual cash incentive, subject to the annual compensation limit under the Internal Revenue Code ($250,000 in 2012).

The named executive officer has a vested right to his accrued benefit after five years of service or three years of service for the cash balance benefit. All named executive officers are vested in their accrued benefit. The accrued benefit is based on the value of a cash balance account plus the traditional final average pay (i.e. base salary and annual incentive) formula based on service and compensation at the date of determination. In addition to the benefits at normal retirement, benefits are paid from this plan upon termination from employment due to voluntary or involuntary termination, disability, early retirement and death.

The cash balance formula provides for annual pay credits to the cash balance account of each named executive officer equal to the following percentage of his compensation for the year: Chapman—4.5% plus $310 per year; Benkert—3.5% plus $310 per year; Christian and Bohls—2.5% plus $310 per year; and Doty $310 per year. The cash balance credit of $310 per year will be discontinued beginning in 2013 for the named executive officers. The cash balance formula also provides a credited interest rate for a plan year equal to the average annual yield for the ten-year U.S. Treasury Constant Maturities for October of the preceding year (plus 1% while employed). In addition, Mr. Doty is entitled to a benefit equal to 1.52% times final average pay times years of service up to 30 years plus 0.69% times final average pay times service between 30 and 40 years. The differences in pension benefits among officers are primarily attributable to different tenures with the Company and its predecessors.

For voluntary or involuntary termination or early retirement, the named executive officer is eligible for the accrued benefit determined as of the date of termination or retirement. The named executive officer may elect to receive the cash balance portion as a lump sum, and effective March 1, 2013, the traditional final average pay benefit as a lump sum; otherwise the pension benefit is paid in the form of an actuarially equivalent annuity.

For termination due to disability, the executive will continue to accrue benefits in his or her cash balance account until age 65, unless the named executive officer elects to receive the pension benefit. For Mr. Doty, he continues to accrue benefits in the traditional final average pay portion for up to two years. The executive may elect to begin receiving benefits under the early retirement provisions above based on the benefits accrued to the date of commencement.

Nonqualified Defined Benefit Restoration Plan

The defined benefit restoration plan has the same formulas and conditions as the core defined benefit plan described above. This plan restores the benefits that are lost due to Internal Revenue Code limitations.

Unfunded Supplemental Retirement Plan

Except for Mr. Bohls, our named executive officers participate in our supplemental retirement plan which is based on final average pay and is offset by Social Security and retirement benefits. The benefit for life at normal retirement (65 years) is 65% of final average monthly pay over the prior sixty (60) consecutive calendar month period, less Social Security (on normal retirement) and other Company provided retirement benefits. If properly and timely elected, this benefit is payable in an actuarially equivalent joint and one-half survivor annuity option, a lump sum option, five year installment option or ten year installment option.

A named executive officer may also retire early under this plan if he is age 55 or older and has completed 10 or more years of service at retirement. In that event, the amount payable is reduced based on the amount of time prior to age 65 that the named executive officer retires.

A named executive officer can also terminate due to total disability. The disability benefit starts payments at age 65 and continues for life and is the same as described above for normal retirement. Finally, if the named executive officer dies prior to retirement, the named executive officer’s spouse or other beneficiary is entitled to an actuarially equivalent payment as if the named executive officer’s employment terminated immediately prior to the executive’s death.

EXECUTIVE INSURANCE BENEFITS

Our named executive officers are provided with additional life and long-term disability insurance benefits with premiums being paid by the Company. The life insurance benefit equals two times base salary with a cap of $2 million. Long-term disability coverage is equal to 60% of base salary plus the target amount of the named executive officer’s annual incentive compensation. Both benefits end upon the named executive officer’s termination of employment, unless the named executive officer has a qualified termination after a change in control in which coverage would continue for a specified period of time. The amount of life insurance premiums and long-term disability insurance premiums for the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table. The Compensation Committee previously determined this level of benefit was market competitive.

EMPLOYMENT AND TERMINATION BENEFITS AGREEMENTS

In 2011, the Compensation Committee, with the assistance of its independent compensation consultant, Hay Group, engaged in an in-depth review and analysis of the alignment of the employment agreements with the market and best pay practices.

As a result of the review and analysis, the Compensation Committee, with approval from the Board, approved the termination of those employment agreements with its named executive officers and the implementation of a new severance plan and change in control agreements with those same officers. All these changes were effective December 31, 2011. The severance plan and change in control agreements are discussed in detail on pages 55-58.

The Compensation Committee is of the opinion that the changes result in market alignment of the arrangements with its named executive officers, and are consistent with best pay practices. Some of the results of these changes include:

•	The reduction of pay multiples and other post-employment benefits on a termination of a named executive officer’s employment prior to a change in control;

•	The elimination of guaranteed minimum compensation opportunities;

•

The elimination of the ‘modified single trigger’ upon a change in control, which allowed the executive to resign after a change in control and receive severance benefits, and replacing it with a ‘double trigger’ upon a change in control, where severance benefits are only provided upon a change in control and termination of employment without cause or resignation for good reason; and

•

The elimination of the excise tax gross-up feature upon a change in control and the establishment of a modified payment cap whereby the payment would be reduced to a level below the excise tax safe harbor amount unless the executive would receive a higher after-tax benefit if the executive were to receive the full payment and pay the applicable excise tax.

The purpose of the severance plan and change in control agreements is to provide our named executive officers with certain severance benefits upon qualifying terminations. This benefit allows the named executive officers to focus on the business of the Company without the distraction of its impact on the named executive officer’s employment and then to provide the named executive officer with a smooth transition to other employment. Severance benefits are payable under the severance plan and the change in control agreements only if the named executive officer’s employment is terminated by the Company other than for cause, death or disability, or the named executive officer resigns employment for good reason. If a named executive officer is a party to a change in control agreement that provides severance benefits following a change in control, then that named executive officer’s participation in the severance plan will automatically terminate upon the occurrence of such change in control.

NONQUALIFIED DEFERRED COMPENSATION

We have historically offered our named executive officers the opportunity to defer certain compensation into our deferred compensation plans. We have two plans due to the passing of the American Jobs Creation Act of 2004, which created a new Section 409A of the Internal Revenue Code. Section 409A caused companies to fundamentally change the way in which they manage deferred compensation. We believe that best practice for companies, including ours, which had a deferred compensation plan as of the effective date of Section 409A was to, first, freeze their current plan and, second, create a new plan that complies with Section 409A. The first plan is frozen, meaning that employees can no longer make contributions to that plan but will continue to be paid benefits from that plan pursuant to its terms. The second plan is active, meaning that employees are currently making contributions to and receiving distributions from that active plan pursuant to the terms of that active plan.

Each named executive officer in the Summary Compensation Table is eligible to participate in the Company’s deferred compensation plans. The active plan allows the named executive officer to receive restoration contributions to restore benefits limited by the Internal Revenue Code. At present, named executive officers may defer base salaries, annual incentives and long-term incentives upon lapse of restrictions into the active deferred compensation plan. Each participant may elect to receive deferred compensation at a pre-selected date at least 3 years after initial deferral or on a change in control, and in any event, the participant will receive his or her deferred compensation on retirement (in a lump sum or, if properly elected, in annual installments over 5, 10 or 15 years), on non-retirement termination (in a lump sum or, if properly elected, in installments over 5 years), on disability (in a lump sum) and on death (in a lump sum). In addition, a named executive officer may receive a distribution in the event of an unforeseeable emergency. Finally, most distributions from the active plan will be delayed six months as is required by Section 409A of the Internal Revenue Code. All distributions from these plans are paid in cash.

Both deferred compensation plans are designed to offer a variety of measurement funds. The measurement funds are the same as the funds in our 401(k) plan and include an investment in Company stock, except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. The 401(k) plan limits the amount of new contributions which can be allocated to our common stock to no more than 10%.

The table below discloses the activity in our nonqualified deferred compensation plans for the named executive officers in the Summary Compensation Table.

2012 Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in Last	Withdrawals/	Balance at Last
	in Last Fiscal	in Last Fiscal	Fiscal Year	Distributions	Fiscal Year End
Name	Year ($)(1)	Year ($)(2)	($)	($)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)

Carl L. Chapman	$83,386	$69,321	$94,573	$217,342	$2,141,473
Jerome A. Benkert, Jr.	$29,644	$22,536	$110,903	$0	$2,011,934
Ronald E. Christian	$20,473	$20,288	$53,556	$0	$2,841,901
William S. Doty	$16,863	$7,892	$(4,770)	$22,650	$851,843
John M. Bohls	$29,531	$8,290	$17,056	$106,525	$495,086

(1)

Amounts in this column are also included in the Summary Compensation Table on page 46, in Column (c) Salary and Column (g) Non-Equity Incentive Plan Compensation. This column includes the deferral of compensation during the fiscal year, and includes accrued amounts that were earned and deferred.

(2)

Amounts in this column are deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan and are included in the Summary Compensation Table on page 46, in Column (i), All Other Compensation, and described in Footnote (5) to that table.

(3)

A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of his or her account. The measurement funds are the same as the funds in our 401(k) plan and include an investment in Company stock. The earnings measures are market-based and do not include any above-market or preferential earnings. The balance fluctuates with the investment returns on those funds. Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for previous years:

	Previous Years
Name	2012 ($)	($)(a)	Total

Carl L. Chapman	$152,707	$995,196	$1,147,903
Jerome A. Benkert, Jr.	$52,180	$459,761	$511,941
Ronald E. Christian	$40,761	$1,048,142	$1,088,903
William S. Doty	$24,755	$504,300	$529,055
John M. Bohls	$37,821	$70,041	$107,862

(a)

Amounts in this column represent base salaries and annual incentives deferred into the Company’s Nonqualified Deferred Compensation Plan from 1999-2005 for Messrs. Benkert and Chapman and from 2001-2005 for Messrs. Christian and Doty. These amounts were previously disclosed as compensation paid to the executive in the Summary Compensation Table for those years, even though a portion of this compensation was deferred. Also included in this total are the amounts disclosed for fiscal years 2006-2011 in the Executive Contributions and Registrant Contributions columns of the 2006-2011 Nonqualified Deferred Compensation Tables. Not included in this total are other forms of compensation previously deferred into the nonqualified deferred compensation plan prior to the individual being required to be included in the Summary Compensation Table or under a predecessor plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Effective December 31, 2011, the Company terminated the employment agreements with its named executive officers:Messrs. Chapman, Benkert, Christian, Doty and Bohls and implemented a severance plan and established new change in control agreements. These agreements and severance plan are described beginning on page 53 under the caption “Employment and Termination Benefits Agreements.”

Severance benefits are payable under the severance plan and the change in control agreements only if the named executive officer’s employment is terminated by the Company other than for cause, death or disability, or the officer resigns employment for good reason (as defined in the applicable document). In order to receive severance benefits under the severance plan, the named executive officer must first execute and deliver to the Company a release of all employment related claims. If the change in control agreement provides severance benefits to the named executive officer, his participation in the severance plan will automatically terminate.

In addition, in exchange for the opportunity to participate in the severance plan, during the time the severance plan is in effect, the named executive officer must agree to maintain the Company’s proprietary information confidential during employment and thereafter, not to compete with the Company or its affiliates while employed, not to solicit the employees or customers or prospective customers of the Company or its affiliates while employed and for a period of 12 months after employment ends and not to disparage the Company or any of its affiliates during and after employment ends. In addition, in order to receive severance under the severance plan, the named executive officer will be required to agree not to compete with the Company or its affiliates for the period of time during which severance is paid.

As a condition to the named executive officer’s participation in the overall program, the executive must agree that the Company can clawback or recoup certain payments made to the named executive officer if such is permitted pursuant to any policy or program of the Company.

Neither the severance plan nor the change in control agreement provides for a gross up if the named executive officer is required to pay excise taxes due to a change in control. Generally, excise taxes are due if payments to an employee in connection with a change in control exceed 2.99 times that employee’s historical five year average compensation. The change in control agreement includes a cut-back to the maximum amount that can be paid without incurring an excise tax unless the total amount to be paid is greater than 2.99 times plus the required excise tax payment, in which case the full amount will be paid.

The severance plan may be amended by the Compensation Committee any time it deems the modification necessary based on changes in market conditions, as documented by an independent compensation consultant. Any termination or other amendment may be made by the Compensation Committee in its sole discretion and requires a notice of one year to the named executive officer. The change in control agreement terminates immediately upon a cessation of the named executive officer’s employment prior to a change in control and can be terminated by the Company after one year’s notice is provided to the named executive officer.

The definitions of the terms “Cause,” “Good Reason” and “Change in Control” are central to an understanding of the potential payments to the named executive officers pursuant to their change in control agreements and participation in the severance plan. Below we provide a summary of those definitions and refer you to the applicable document for the full definition. You may access the documents by reviewing the Form 8-K filed on January 5, 2012, which may be accessed at www.vectren.com.

Cause: If the named executive officer’s employment is terminated by the Company for ‘cause’, no severance is paid to the named executive officer. We have cause to terminate the named executive officer if the officer has engaged in any of the specific activities listed in the applicable document, including intentional gross misconduct by the named executive officer damaging in a material way to the Company or any affiliate; commission of fraud against the Company or any affiliate; and public acts of dishonesty or conviction of a felony; and with respect to the change in control agreement, a material breach of the change in control agreement that the named executive officer has not cured after reasonable notice of the breach and a reasonable opportunity to cure.

Good Reason: If the named executive officer resigns employment for ‘good reason,’ which prior to a change in control requires appropriate notice to the Company and the subsequent failure of the Company to cure the circumstances that led to the good reason event, then severance is paid to the named executive officer upon the executive executing and delivering to the Company a release. The definition of good reason under the severance plan is different from that in the change in control agreement. The Compensation Committee believes this difference is appropriate because the circumstances of the named executive officer’s employment could change dramatically after a change in control. The Compensation Committee believes that it is in the best interests of the Company to maximize the ability of the named executive officer to focus on the change in control transaction without concern about the circumstances of the executive’s continued employment. As such, prior to a change in control (which is when the severance policy applies), the good reason events are limited, and after a change in control (which is when the change in control agreement applies) the good reason events are expanded.

Good Reason for purposes of the severance plan includes a material diminution in base compensation, or authority, duties or responsibilities; a material change in the geographic location where services are performed; or

a material breach by the Company of the severance plan. Good Reason for the purpose of the change in control agreements includes a demotion, the assignment of any duties or responsibilities inconsistent with his status, position or responsibilities, removal from any positions or failure to reappoint or reelect to any positions; a reduction in base salary; failure to increase base salary within 12 months of the last increase in base salary in an amount reasonably comparable to other executives of the Company and its affiliates; the relocation of the principal executive offices by more than 50 miles; reduction in total direct compensation opportunity; failure to continue in effect any incentive, bonus or other compensation plan in which the executive participated prior to the change in control, unless an equitable arrangement has been made in an ongoing substitute or alternative plan; the Company’s failure to permit the named executive officer’s continued participation in the plan or material reduction in the named executive officer’s participation in the plan; failure to provide aggregate benefits reasonably comparable in the aggregate to other executives of the Company and its affiliates; failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or a request by the Company or any affiliate that the named executive officer participate in an unlawful act or take any action constituting a breach of the named executive officer’s professional standard of conduct.

Change in Control: A change in control includes any of the following events: a “person,” as defined in the Securities Exchange Act of 1934, acquires 30% or more of our common stock or of voting securities entitled to vote generally in the election of directors; or a majority of the board is replaced in certain circumstances; or the consummation of a reorganization, merger or consolidation unless following such transaction more than 60% of the stock of the resulting company is owned by the persons who were beneficial owners of stock of the Company prior to the transaction and in substantially the same proportion, no person owns more than 30% of the stock of the resulting company and a majority of the resulting company’s board is comprised of members of the Company’s at the time of execution of the transaction agreement; or shareholders approve of and the consummation of a liquidation, dissolution or sale of substantially all of our assets other than to a successor where more than 60% of the stock of the successor is owned by persons who were beneficial owners of stock of the Company prior to such transaction and in substantially the same proportions, no person owns more than 30% of the stock of the successor company and a majority of the successor company’s board is comprised of members of the Company’s board at the time of execution of the transaction agreement.

Under the change in control agreements with Messrs. Chapman, Benkert, Christian, Doty and Bohls, if during the period beginning on the change in control and continuing for two years thereafter, the Company and all affiliates terminate the named executive officer’s employment other than for cause, death or disability, or the named executive officer resigns employment for good reason, then the Company will provide the named executive officer with the following benefits: a termination payment based upon a multiple of base salary and target annual incentive, which multiple is three for Mr. Chapman and two for Messrs. Benkert, Christian, Doty and Bohls; and the continuation of medical, prescription, dental and other welfare benefit plans for three years for Mr. Chapman, and two years for Messrs. Benkert, Christian, Doty and Bohls. No payments will be made to the Company’s named executive officers upon a change in control unless employment also terminates under the conditions described above. If a named executive officer is a party to a change of control agreement that provides severance benefits following a change in control, then that named executive officer’s participation in the severance plan will automatically terminate upon the occurrence of such change in control and no benefits will be paid from the severance plan. The change in control agreements do not have an excise tax gross-up feature.

Under the severance plan with Messrs. Chapman, Benkert, Christian, Doty and Bohls, the Company will provide them with the following benefits upon a termination by the Company or subsidiary other than for cause, death or disability or upon a resignation by the named executive officer for good reason: a termination payment based upon a multiple of base salary, which multiple is two for Mr. Chapman and one and one-half for Messrs. Benkert, Christian, Doty and Bohls; a pro-rated portion (based on the number of days in the year of termination during which the Participant was employed) of the annual incentive the executive would have received for the year of termination had he or she remained employed through the entire year (based on the actual performance for the year of termination); a lump sum payment in cash equal to the product of two for Mr. Chapman and one and one-half for Messrs. Benkert, Christian, Doty and Bohls times the annual amount of employer and employee contributions to the medical, prescription and dental plans; and a lump sum payment in cash equal to six months of fees of an outplacement service provider identified by the Company for the provision of a reasonable amount of outplacement services for the executive.

The At Risk Plan, which was restated in 2011 and approved by shareholders at the 2011 shareholders’ meeting, provides the following termination or change in control benefits to the named executive officers. Upon a change in control and in the event the named executive officer terminates employment from the Company with good reason, as described above, or is terminated by the Company without cause, all outstanding stock unit awards will vest. If the change in control and qualified termination occurs before the end of the performance period, the stock unit awards will immediately vest without any further adjustment. If upon a change in control the successor company or Company is unable to substitute or replace the stock unit awards on substantially equivalent terms, the previously granted stock unit awards will immediately vest on the change in control. If the change in control occurs before the end of the annual incentive award performance period, the annual incentive award payment will be prorated for the portion of the performance period the named executive officer was an active participant in the plan and will be considered earned as if we achieved a target performance level. If the change in control occurs after the end of the annual incentive performance period, the annual incentive award payment will be based on actual performance.

Prior to a change in control, upon the named executive officer’s death, disability or retirement after the end of the stock unit awards’performance period, the restrictions on the stock unit awards will be removed and stock unit awards will immediately vest. In the event the named executive officer’s disability or retirement occurs before the end of the performance period, the restrictions on the stock unit awards will be removed upon or after the expiration of the performance period and adjusted or forfeited based on actual performance prorated as necessary to reflect the period of time during which the named executive officer was employed during the performance period. In the event of the named executive officer’s death before the end of the performance period, the restrictions on the stock unit awards will be removed and the named executive officer’s beneficiary or estate will be entitled to the number of stock unit awards contingently granted. Prior to a change in control, upon the executive’s death or disability before the end of the performance period, the annual incentive award payment will be assumed to have achieved a target performance level and will be prorated as necessary to reflect the period of time during which the named executive officer was employed in the performance period. In the event the named executive officer’s death or disability occurs after the performance period, the annual incentive payment will be based on actual performance. In the event of the named executive officer’s normal retirement, the annual incentive award payment will be based on actual performance and will be prorated as necessary to reflect the period of time during which the named executive officer was employed in the performance period.

The following tables set forth the potential payments to the Company’s named executive officers upon the termination of their employment with the Company, including a termination following a change in control. The tables assume that each termination event occurred on December 31, 2012, and the amounts shown are based upon the $29.40 per share closing price of the Company’s common stock on December 31, 2012. The tables do not include retirement benefits payable to the executives shown in the 2012 Pension Benefits Table on page 51.

Carl L. Chapman

	Termination by		Termination by
	Company without	Termination	Company for
	cause or by the	following	cause or by	Normal
	executive for	a change	executive without	Retirement
	good reason	in control	good reason	or Disability	Death

Pro Rata Bonus	$1,034,188	$1,034,188	$0	$1,034,188	$1,034,188
Termination payment	$1,450,000	$4,350,000	$0	$0	$0
Acceleration of stock unit awards(1)	$0	$3,770,844	$0	$2,227,422	$3,770,844
Continuation of welfare plans (present value)	$23,207	$95,220	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$2,513,395	$9,250,252	$0	$3,261,610	$4,805,032
Previously Earned Deferred Compensation(2)	$2,141,473	$2,141,473	$2,141,473	$2,141,473	$2,141,473
Total(3)	$4,654,868	$11,391,725	$2,141,473	$5,403,083	$6,946,505

(1)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the stock unit awards.

(2)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2012 Nonqualified Deferred Compensation Table. This amount will be paid in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the named executive officer would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

Jerome A. Benkert Jr.

	Termination by		Termination by
	Company without	Termination	Company for
	cause or by the	following	cause or by	Normal
	executive for	a change	executive without	Retirement
	good reason	in control	good reason	or Disability	Death

Pro Rata Bonus	$364,484	$364,484	$0	$364,484	$364,484
Termination payment	$589,650	$1,297,230	$0	$0	$0
Acceleration of stock unit awards(1)	$0	$1,878,454	$0	$1,208,654	$1,878,454
Continuation of welfare plans (present value)	$23,635	$46,203	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$983,769	$3,586,371	$0	$1,573,138	$2,242,938
Previously Earned Deferred Compensation(2)	$2,011,934	$2,011,934	$2,011,934	$2,011,934	$2,011,934
Total(3)	$2,995,703	$5,598,305	$2,011,934	$3,585,072	$4,254,872

(1)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all of his interests in the stock unit awards.

(2)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2012 Nonqualified Deferred Compensation Table. This amount will be paid in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the named executive officer would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

Ronald E. Christian

	Termination by		Termination by
	Company without	Termination	Company for
	cause or by the	following	cause or by	Normal
	executive for	a change	executive without	Retirement
	good reason	in control	good reason	or Disability	Death

Pro Rata Bonus	$341,211	$341,211	$0	$341,211	$341,211
Termination payment	$552,000	$1,214,400	$0	$0	$0
Acceleration of stock unit awards(1)	$0	$1,475,468	$0	$951,051	$1,475,468
Continuation of welfare plans (present value)	$19,015	$42,507	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$918,226	$3,073,586	$0	$1,292,262	$1,816,679
Previously Earned Deferred Compensation(2)	$2,841,901	$2,841,901	$2,841,901	$2,841,901	$2,841,901
Total(3)	$3,760,127	$5,915,487	$2,841,901	$4,134,163	$4,658,580

(1)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all of his interests in the stock unit awards.

(2)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2012 Nonqualified Deferred Compensation Table. This amount will be paid in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the named executive officer would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

William S. Doty

	Termination by		Termination by
	Company without	Termination	Company for
	cause or by the	following	cause or by	Normal
	executive for	a change	executive without	Retirement
	good reason	in control	good reason	or Disability	Death

Pro Rata Bonus	$281,058	$281,058	$0	$281,058	$281,058
Termination payment	$484,650	$1,033,920	$0	$0	$0
Acceleration of stock unit awards(1)	$0	$1,294,453	$0	$834,931	$1,294,453
Continuation of welfare plans (present value)	$20,849	$38,997	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$792,557	$2,648,428	$0	$1,115,989	$1,575,511
Previously Earned Deferred Compensation(2)	$851,843	$851,843	$851,843	$851,843	$851,843
Total(3)	$1,644,400	$3,500,271	$851,843	$1,967,832	$2,427,354

(1)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all of his interests in the stock unit awards.

(2)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2012 Nonqualified Deferred Compensation Table. This amount will be paid in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the named executive officer would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

John M. Bohls

	Termination by		Termination by
	Company without	Termination	Company for
	cause or by the	following	cause or by	Normal
	executive for	a change	executive without	Retirement
	good reason	in control	good reason	or Disability	Death

Pro Rata Bonus	$185,380	$185,380	$0	$185,380	$185,380
Termination payment	$427,800	$855,600	$0	$0	$0
Acceleration of stock unit awards(1)	$0	$1,130,489	$0	$756,756	$1,130,489
Continuation of welfare plans (present value)	$23,635	$39,881	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$642,815	$2,211,350	$0	$942,136	$1,315,869
Previously Earned Deferred Compensation(2)	$495,086	$495,086	$495,086	$495,086	$495,086
Total(3)	$1,137,901	$2,706,436	$495,086	$1,437,222	$1,810,955

(1)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all of his interests in the stock unit awards.

(2)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2012 Nonqualified Deferred Compensation Table. This amount will be paid in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the named executive officer would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

COMPENSATION RISK ASSESSMENT

A team of employees led by the executive vice president, chief legal and external affairs officer and secretary, and under the oversight of the Company’s Compensation and Benefits Committee and Audit and Risk Management Committee, conducted an inventory of the long and short-term compensation plans and programs of the Company and its subsidiaries, as well as ProLiance Holdings, LLC., which is a joint venture partially owned by the Company. The effort involved the evaluation of plan design elements including caps, payout cliffs, triggers, funding mechanisms and payout amounts and governance features including approvals, independent oversight and accurate and timely payouts. The effort included an assessment of the relationship of these features and elements to risk management and risk taking by employees of the Company and its subsidiaries. The following conclusions were reached with respect to the characteristics of our compensation plans and programs:

•	Significant weighting toward long-term incentive compensation for named executive officers and other officers discourages short-term risk taking;

•	The use of linear interpolation for annual and long-term incentive awards minimizes payout cliffs and the resulting potential for a large percentage loss of compensation;

•	Formal approval and plan monitoring processes are in place;

•	The three year performance period for equity awards discourages short-term risk taking;

•	Incentive awards are capped by the applicable committee, board or plan;

•
The performance metrics for the annual incentive compensation are driven primarily by earnings measures, but a significant portion of annual incentive plans include non-financial metrics such as customer satisfaction, conservation and safety;

•
The performance metrics for the long-term incentive compensation under the At Risk Plan are balanced between total shareholder return compared to the peer group and the absolute measure of return on equity; and

•	Share ownership and recoupment policies are in place.

Based on the review and analysis described above, which was presented to and reviewed by the Compensation Committee and Audit Committee, it was concluded that the Company’s incentive plans along with its subsidiary incentive plans include many or all of the above listed risk-mitigating elements. As a result of this review, it was concluded that current compensation plans, practices and policies of the Company and its subsidiaries do not promote excessive risk taking which would be reasonably likely to have a material adverse impact on the Company.

ITEM 2. NON-BINDING PROPOSAL TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with regulations implementing the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are requesting your non-binding approval of the compensation of our named executive officers. Under Indiana law, the non-binding approval will be given if votes cast for approval exceed votes cast against approval. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative starting on page 34 of this proxy statement.

The Compensation and Benefits Committee designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to corporate performance and individual performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2012, the Compensation and Benefits Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative starting on page 34 of this proxy statement provides a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

At the Company’s meeting of shareholders held in May 2012, approximately ninety-six percent (96%) of the votes cast on the say-on-pay proposal were voted in favor of this proposal. The Compensation and Benefits Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation.

For the reasons stated above, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

The Board of Directors Recommends That
Shareholders Vote to “APPROVE” the Non-Binding Advisory
Proposal Approving the Compensation of our Named Executive Officers

ITEM 3. RATIFICATION OF REAPPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the shareholders ratify the Company’s Audit and Risk Management Committee’s (“Audit Committee”) selection of Deloitte &Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2013. A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The appointment of Deloitte will be ratified if the votes cast for ratification exceed the votes cast against ratification. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to select other auditors. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends voting “FOR” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The Board of Directors and the Company’s Audit and Risk Management Committee have selected Deloitte as the independent registered public accountants of the Company and its subsidiaries for 2013. See “Report of the Audit and Risk Management Committee.”

Audit and Non-Audit Fees

The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2012 and December 31, 2011:

	2012	2011

Audit Fees(1)	$1,369,148	$1,385,084
Audit-Related Fees(2)	$460,983	$308,048
Tax Fees(3)	$109,422	$114,918
All Other Fees	$0	$0

Total Fees Incurred and Payable to Deloitte(4)	$1,939,553	$1,808,050

(1)
Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2012 and 2011 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2012 and 2011 fiscal years. The amount includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $100,498 and $119,504 in 2012 and 2011, respectively.

(2)
Audit-related fees consisted principally of reviews related to various financing transactions, regulatory filings, consultation on various accounting issues, audit procedures related to the acquisition of Minnesota Limited, LLC in 2011, and audit fees related to the stand alone audit of three of the Company’s consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $8,944 and $10,229 in 2012 and 2011, respectively.

(3)
Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company and of its consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $8,989 and $12,418 in 2012 and 2011, respectively.

(4)
Pursuant to its charter, the Audit Committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit Committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax and other services provided by Deloitte in the last year and related fees were approved by the Audit Committee in accordance with this policy.

Changes in and Disagreements with Auditors in Accounting and Financial Disclosure

None.

ITEM 4. A SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIR OF
THE BOARD OF DIRECTORS, WHICH THE BOARD OF DIRECTORS OPPOSES

The Utility Workers Union of America, 815 Sixteenth Street, N. W., Washington, D.C. 20006, the beneficial owner of 200 shares of the Company’s common stock, intends to present the following proposal for action at the 2013 annual meeting of shareholders. The text of the shareholder proposal and the proponent’s supporting statement is included in this proxy statement as submitted by the proponent. The Company is not responsible for any inaccuracies it may contain. This proposal will be voted upon at the annual meeting only if it is properly presented by the shareholder proponent or the proponent’s qualified representative. As explained below, our Board unanimously recommends that you vote “AGAINST” the shareholder proposal. Under Indiana law, the shareholder proposal, if presented, will be approved only if votes cast for the shareholder proposal exceed votes cast against the shareholder proposal. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the shareholder proposal. In addition, under Indiana law, your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board.

Shareholder Proposal

RESOLVED, that shareholders of Vectren Corporation (“Vectren” or the “Company”) urge the Board of Directors to adopt a policy that the board’s Chair be an independent director who has not previously served as an executive officer of Vectren. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify the process for selecting a new Chair if a current Board Chair ceases to be independent at any time, or if no independent director is available and willing to serve as Chair.

Supporting Statement

It is the responsibility of the Board of Directors to protect shareholders’ long-tem interests by providing independent oversight of management, including the CEO. The role of Chair of the Board, moreover, is critical in shaping this oversight responsibility.

At our Company, however, Carl Chapman serves as both Board Chair and CEO. In our view, this scheme does not adequately protect shareholder interests.

When a CEO serves as Board Chair, there is a risk that his interests will conflict with the board’s duty to direct and monitor the business and affairs of the company. As former Intel chairman Andrew Grove has stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” (Business Week, Nov. 11, 2002)

There is a growing trend for U.S. public companies to separate the roles of Chair and CEO. According to one published review, 43% of the boards of S&P 500 companies separated these roles in 2012, compared to 25% in 2002. (2012 Spencer Stuart Board Index)

The Chairmen’s Forum, an organization of non-executive board chairmen, has urged North American public companies to adopt independent chairmanship as the default model, arguing that an independent chair “curbs conflicts of interest” and is “a logical next step in the development of an independent board.” (Milistein Center for Corporate Governance and Performance, Yale School of Management, Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009.)

Vectren has claimed that assigning the dual role of Chair and CEO to Mr. Chapman allows the Board “to have the benefit of his insight and perspective regarding the affairs of the Company during its deliberations.” We think this argument is misplaced. Surely the Board can obtain the “insight and perspective” of our CEO whether or not he also serves in the role of Board Chair?

We also believe that merely designating a “lead” non-management director — as Vectren has done — is a poor substitute for fully separating the roles of Chair and CEO. In our view, only an independent Board Chair can ensure that our Board fulfills its oversight responsibilities on behalf of the shareholders.

We therefore urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition to the Proposal to Require an Independent Board Chair

The Board recommends a vote against this proposal because it believes that it is in the best interests of our shareholders for the Board to have the flexibility to determine the best person to serve as Board chair, whether that person is an independent director or the chief executive officer (CEO). The Board believes that the decisions as to who should serve as chair of the Board and as CEO, and whether the offices should be combined or separated, are the proper responsibilities of the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company, and to judge how the capabilities of the Company’s directors and executives can be most effectively organized to meet those needs. The Board believes that maintaining flexibility to decide the appropriate leadership structure of the Board is consistent with effective governance and best serves the shareholders’ interests, and that the proposal would deprive the Board of its ability to govern the Company in the manner it deems most effective. The Board is committed to effective and independent oversight of management and effective corporate governance.

At this time, the Board leadership structure consists of a chair, who is also our CEO, and a “Lead” independent director, who is elected by independent Board members. The Board believes this structure provides the optimum benefit of having our CEO, the individual most familiar with the Company’s day-to-day operations, chair regular Board meetings as we discuss key business and strategic issues. Coupled with a Lead independent director, this structure provides strong, independent oversight of management. At the same time, the Board evaluates this structure on an annual basis to assure it continues to provide effective corporate governance. Through the Company’s Corporate Governance Guidelines and the practices of the Board, the responsibilities of the Lead independent director are as set forth below:

•	Coordinate the activities of non-management and independent directors;

•	Preside and act as chair of Board meetings when the chair of the Board is not in attendance, including executive sessions of the independent directors;

•	Provide the chair of the Board with input as appropriate on agendas for the Board and committee meetings;

•	Approve the agenda, schedule and information sent to directors for Board meetings;

•	Serve as chair of the Nominating and Corporate Governance Committee;

•	Coordinate and develop the agenda for, and chair executive sessions of, the non-management directors, which are held at each meeting of the Board;

•	Facilitate communications between the chair of the Board and the other members of the Board, including communicating other members’ requests to call special meetings of the Board;

•	Authority to call additional meetings of independent directors as he/she deems appropriate; and

•	To make himself/herself available for consultation and direct communication with major shareholders.

A fixed policy regarding Board leadership structure is also unnecessary because of the Company’s other governance practices, including: majority vote standard in uncontested director elections, annual election of the chair by our Board, majority of independent directors, executive sessions of the Board and committees where non-management directors meet without management participation, director access to management and independent advisors, elimination of a classified Board, ability of a shareholder or other interested parties to communicate directly with the Lead independent director and non-employee directors and making publicly available corporate governance guidelines and charters on a dedicated corporate governance website at www.vectren.com. The proposed policy would unduly impair the Board’s flexibility to select the individual it deems best suited to serve as Board chair. The Company and its long-term shareholders are best served when the Board has the flexibility to elect the individual it deems best suited to serve as Board chair depending upon the circumstances.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the reasons dis-
cussed above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder indicates otherwise in voting the proxy.

COST AND METHOD OF SOLICITATION

The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $9,000 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation in addition to their regular salaries for such solicitation, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $5,000, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

ANNUAL REPORT

A copy of the Company’s combined annual report and Form 10-K for the fiscal year ended December 31, 2012 was mailed to certain of our shareholders on or about March 25, 2013. The Company’s consolidated financial statements, including footnotes, are included in the Form 10-K and posted at www.vectren.com. You may request a copy of our 2012 annual report, which includes our 2012 Form 10-K from:

Mailing Address:	Phone Number:	Investor Relations Contact:
Vectren Shareholder Services	1-800-227-8625	Robert L. Goocher
One Vectren Square		Treasurer and Vice President –
Evansville, Indiana 47708		Investor Relations
vvcir@vectren.com

Alternatively, you can access the 2012 annual report, which includes the 2012 10-K, on our website at www.vectren.com.

REVOCATION RIGHTS

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the Section 16(a) filings that the Company has received, and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2012 were timely made.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Under Rule 14a-8 promulgated pursuant to the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2014 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2014 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 25, 2013 and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company’s Code of By-Laws. A copy of these procedures is available upon request from the corporate secretary at the address referenced above. One of the procedural requirements in the Company’s Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting, even if such matter is already the subject of any notice to the shareholders or public disclosure from the board of directors. To be timely a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the close of business on the 90th day prior to the actual date of shareholder meeting, or (b) the close of business on the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the annual meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (c) a description of any agreement, arrangement or understanding with respect to such proposal between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal contained in the notice, (f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of such proposal, and (g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

By order of the Board of Directors.

VECTREN CORPORATION

By: RONALD E. CHRISTIAN
Executive Vice President, Chief Legal and External
Affairs Officer and Secretary

Evansville, Indiana

March 25, 2013

If you receive a proxy in the mail, please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-800-560-1965 or using the Internet (www.eproxy.com/vvc). Please have your proxy card in hand when calling or accessing the website. If you attend the annual meeting and wish to vote your shares in person, you may do so if you are the record holder of your shares or have a legal proxy form from the broker or other record holder authorizing you to vote the shares. Your cooperation in giving this matter your prompt attention will be appreciated.

APPENDIX A

Excerpt from Code of By-Laws
Of
Vectren Corporation

Section 3.6 (b). Director Qualifications

(b)  Director Qualifications. The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit committee and the Compensation and Benefits committee;

3.
The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.
The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.
The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.
Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

A-1

The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

A-2

APPENDIX B

Excerpt from Code of By-Laws
Of
Vectren Corporation

Section 4.15. Qualifications for Continued Service, Retirement.

(a) No director who has attained the age of seventy-five (75) years is qualified to remain a director longer than the term of office during which they turned age seventy-five (75).

(b) The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)
If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)
If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

(c) The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring. Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

B-1

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/vvc
Use the Internet to vote your proxy until
11:59 p.m. (CDT) on May 22, 2013.

PHONE –1-800-560-1965
Use a touch-tone telephone to vote your proxy
until 11:59 p.m. (CDT) on May 22, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please vote, date and promptly return this proxy in the enclosed postage-paid return envelope so that it is received by 11:59 p.m. (CDT) on May 22, 2013.

   Please detach here

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY HOLDERS WILL
VOTE FOR ITEMS 1, 2 AND 3, AGAINST ITEM 4 AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS THAT
MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY CAN BE REVOKED AT ANY TIME PRIOR TO THE VOTE ON THE ITEMS.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and AGAINST Item 4 below.

1.	Election of	01 Carl L. Chapman	05 Anton H. George	09 R. Daniel Sadlier	☐	Vote FOR	☐	Vote WITHHELD
	all directors:	02 James H. DeGraffenreidt, Jr.	06 Martin C. Jischke	10 Michael L. Smith		all nominees		from all
		03 Niel C. Ellerbrook	07 Robert G. Jones	11 Jean L. Wojtowicz		(except as		nominees
		04 John D. Engelbrecht	08 J. Timothy McGinley			marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve a non-binding advisory resolution approving the compensation of	☐	For	☐	Against	☐	Abstain
the named executive officers.

3.	Ratify the reappointment of Deloitte & Touche LLP as the independent	☐	For	☐	Against	☐	Abstain
registered public accounting firm for Vectren for 2013.
4.	If presented at the meeting, a shareholder proposal by the Utility Workers
	Union of America regarding the separation of the roles of chair of the board	☐	For	☐	Against	☐	Abstain
of directors and chief executive officer, which the board of directors OPPOSES.

Please mark box if you plan to attend the Annual Meeting: ☐			Date ______________________________

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Vectren Corporation

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 23, 2013
10:00 a.m. (CDT)

One Vectren Sq.
211 N.W. Riverside Dr.
Evansville, IN 47708

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

Help us Live Smart. You can make a difference by agreeing to receive future annual meeting material electronically. Electronic delivery saves on printing and mailing costs and reduces energy and natural resource consumption.

TO REQUEST ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS, PLEASE LOG ON TO WWW.EMATERIALS.COM/VVC.

Vectren Corporation One Vectren Sq. Evansville, IN 47708	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2013.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3, “AGAINST” Item 4 and in the discretion of the proxy holders upon such other matters that may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Jerome A. Benkert, Jr., Ronald E. Christian and M. Susan Hardwick and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy can be revoked at any time prior to the vote on the Items.

See reverse for voting instructions.